Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

ETHOSTREAM LLC,

as Seller,

TELKONET, INC.,

as Shareholder,

and

DCI-DESIGN COMMUNICATIONS LLC,

as Buyer

Dated as of March 28, 2017

TABLE OF CONTENTS

ARTICLE 1 SALE AND PURCHASE OF ASSETS		1

1.1	ACQUIRED ASSETS.	1
1.2	EXCLUDED ASSETS.	2

ARTICLE 2 ASSUMPTION OF LIABILITIES		2

2.1	ASSUMED LIABILITIES.	2
2.2	EXCLUDED LIABILITIES.	3

ARTICLE 3 CALCULATION AND PAYMENT OF PURCHASE PRICE		4

3.1	PURCHASE PRICE.	4
3.2	CLOSING PAYMENTS.	4
3.3	NET WORKING CAPITAL.	4
3.4	OUTSTANDING CHECKS.	6
3.5	ALLOCATION OF PURCHASE PRICE.	6

ARTICLE 4 CLOSING		6

4.1	CONDITIONS TO THE OBLIGATION OF BUYER.	7
4.2	CONDITIONS TO THE OBLIGATION OF SELLER.	8

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER		10

5.1	ORGANIZATION AND QUALIFICATION.	10
5.2	AUTHORITY OF SELLER.	10
5.3	AUTHORITY OF SHAREHOLDER; OWNERSHIP OF SELLER.	10
5.4	RELATED PARTIES.	11
5.5	NO CONFLICT.	11
5.6	FINANCIAL STATEMENTS; INDEBTEDNESS.	11
5.7	NO UNDISCLOSED LIABILITIES.	11
5.8	ACCOUNTS RECEIVABLE.	12
5.9	ACCOUNTS PAYABLE.	12
5.10	INVENTORY.	12
5.11	TITLE AND ADEQUACY OF ACQUIRED ASSETS; TANGIBLE PERSONAL PROPERTY.	12
5.12	CONTRACTS.	12
5.13	INSURANCE.	14
5.14	COMPLIANCE WITH LAWS; PERMITS.	14
5.15	LITIGATION.	14
5.16	ABSENCE OF CHANGES.	14
5.17	MATERIAL CUSTOMERS, MATERIAL SUPPLIERS AND MATERIAL CONSULTANTS; VENDOR APPROVALS.	15
5.18	INTELLECTUAL PROPERTY.	16
5.19	REAL PROPERTY.	19
5.20	LABOR MATTERS.	20
5.21	EMPLOYEE BENEFIT PLANS.	20
5.22	TAXES.	22
5.23	IMPROPER PAYMENTS.	23
5.24	BROKERS AND FINDERS.	23
5.25	DISCLOSURE.	23

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ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		23

6.1	ORGANIZATION AND QUALIFICATION.	23
6.2	AUTHORITY.	23
6.3	LITIGATION.	24
6.4	NO CONFLICT.	24
6.5	BROKERS AND FINDERS.	24

ARTICLE 7 COVENANTS BETWEEN SIGNING AND CLOSING		24

7.1	COOPERATION.	24
7.2	CONDUCT OF THE BUSINESS.	24
7.3	DISCLOSURES.	24

ARTICLE 8 ADDITIONAL COVENANTS		25

8.1	CONSENTS TO ASSIGNMENT.	25
8.2	NAME CHANGES.	25
8.3	DELIVERY AND MAINTENANCE OF BOOKS AND RECORDS.	25
8.4	POST CLOSING RIGHTS; IMPROPER RECEIPT OF PAYMENT.	26
8.5	PUBLIC ANNOUNCEMENTS.	26
8.6	FURTHER ASSURANCES.	26
8.7	POST-CLOSING TAX MATTERS.	26
8.8	POST-CLOSING EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.	27
8.9	TRANSITION SERVICES.	27
8.10	COBRA.	28

ARTICLE 9 CONFIDENTIALITY; RESTRICTIVE COVENANTS		28

9.1	CONFIDENTIALITY.	28
9.2	NON-COMPETITION; NON-SOLICITATION.	28
9.3	NON-INTERFERENCE; NON-DISPARAGEMENT.	29
9.4	ENFORCEABILITY.	29
9.5	TOLLING.	30
9.6	BREACH BY AFFILIATES.	30

ARTICLE 10 INDEMNIFICATION		30

10.1	SURVIVAL.	30
10.2	AGREEMENT OF SELLER AND SHAREHOLDER TO INDEMNIFY.	30
10.3	AGREEMENT OF BUYER TO INDEMNIFY.	31
10.4	PROCEDURES FOR INDEMNIFICATION.	31
10.5	DEFENSE OF THIRD PARTY CLAIMS.	32
10.6	SETTLEMENT OF THIRD PARTY CLAIMS.	33
10.7	REMEDIES OF BUYER.	33
10.8	INVESTIGATION.	33
10.9	ADJUSTMENT TO PURCHASE PRICE.	33
10.10	LIMITATIONS ON INDEMNIFICATION.	33

ARTICLE 11 TERMINATION		34

11.1	TERMINATION.	34
11.2	EFFECT OF TERMINATION; EXCLUSIVE REMEDY.	34

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ARTICLE 12 GENERAL PROVISIONS		35

12.1	DEFINITIONS.	35
12.2	FEES AND EXPENSES.	44
12.3	NOTICES.	44
12.4	SUCCESSORS; ASSIGNMENT	45
12.5	NO BENEFIT TO OTHERS.	45
12.6	HEADINGS AND GENDER; CONSTRUCTION; INTERPRETATION.	45
12.7	COUNTERPARTS.	46
12.8	ENTIRE AGREEMENT.	46
12.9	MODIFICATION; WAIVER.	46
12.10	GOVERNING LAW AND JURISDICTION.	46
12.11	WAIVER OF JURY TRIAL.	46
12.12	PARTIAL INVALIDITY.	46

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 28, 2017 (the “Execution Date”), by and among ETHOSTREAM LLC, a Wisconsin limited liability company (“Seller”), TELKONET, INC., a Utah corporation, as the shareholder of Seller (“Shareholder”), and DCI-DESIGN COMMUNICATIONS LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

Seller is engaged in the business of providing high-speed internet access, proactive monitoring and technical support services to the hospitality industry throughout North America (the “Business”).

Shareholder owns all of the issued and outstanding membership interest units of Seller, and Shareholder will benefit from the sale by Seller of substantially all of its assets and goodwill as herein provided.

Seller desires to transfer and sell, and Buyer desires to purchase substantially all of the assets and goodwill of Seller.

Certain capitalized terms used in this Agreement are defined in Section 12.1 of this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
SALE AND PURCHASE OF ASSETS

1.1       Acquired Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, free and clear of all Liens, and Buyer shall purchase, acquire, and accept from Seller, all of Seller’s right, title, and interest in, to and under all of the assets, properties and rights of Seller of every type and description, real, personal or mixed, tangible and intangible, wherever located and whether or not reflected on the books of Seller (collectively, the “Acquired Assets”), including, without limitation, the following, but excluding the Excluded Assets (as defined in Section 1.2):

(a)	the Inventory;

(b)	the Accounts Receivable;

(c)	the Prepaid Expenses;

(d)	the Tangible Personal Property;

(e)	all Contracts and Work Orders, other than Excluded Contracts (collectively, the “Assigned Contracts”);

(f)	all Vehicles;

(g)	all Seller Intellectual Property, other than Excluded Seller Intellectual Property, including without limitation the Proprietary Software, the goodwill of Seller and other intangible assets including, without limitation, the corporate name “EthoStream” and all derivatives thereof;

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(h)	the Books and Records;

(i)	all Permits;

(j)	all choses in action, causes of action, claims and demands of Seller (whether known or unknown, matured or unmatured, accrued or contingent), including rights to returned or repossessed materials and goods and rights as an unpaid vendor, rights of recovery, rights of warranty and indemnity, rights of set-off and rights of recoupment (other than those solely related to Excluded Assets); and

(k)	the other assets, properties and rights of Shareholder set forth on Schedule 1.1(k).

1.2       Excluded Assets. Seller shall not sell, assign, transfer, convey, contribute or deliver, and Buyer shall not purchase or acquire, and the Acquired Assets shall not include, any of Seller’s right, title and interest in, to and under the following (the “Excluded Assets”):

(a)	All cash and cash equivalents, bank deposits and bank accounts;

(b)	all Contracts or Work Orders set forth on Schedule 1.2 (the “Excluded Contracts”);

(c)	all Seller Intellectual Property set forth on Schedule 1.2 (the “Excluded Seller Intellectual Property”);

(d)	the Corporate Records;

(e)	all Employee Benefit Plans;

(f)	all rights and claims of Seller or Shareholder that arise under this Agreement or any Transaction Agreement to which such Person is a party;

(g)	all insurance policies; and

(h)	the assets listed on Schedule 1.2.

ARTICLE 2
ASSUMPTION OF LIABILITIES

2.1       Assumed Liabilities. At the Closing, Buyer shall assume only the following Liabilities of Seller (the “Assumed Liabilities”):

(a)	any obligations of Seller existing as of or arising after the Closing Date pursuant to the Assigned Contracts, but in each case excluding any Liabilities arising from or relating to a Default thereunder by Seller prior to or as a result of Closing;

(b)	the Accounts Payable, but in each case only to the extent properly reflected in the Books and Records of Seller and included in the calculation of Final Net Working Capital;

(c)	the Accrued Expenses, but in each case only to the extent properly reflected on the Books and Records of Seller and included in the calculation of Final Net Working Capital;

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(d)	the accrued paid-time-off for each Transferred Employee, but in each case only to the extent (i) such amount is identified on Schedule 2.1(d); (ii) such amount is properly reflected on the Books and Records of Seller and included in the calculation of Final Net Working Capital and (iii) such amount does not exceed the Seller’s permitted cap of 176 hours that an employee can accrue under Buyer’s policies (such amount referred to as the “Accrued Paid Time-Off”).

2.2       Excluded Liabilities. Other than the Assumed Liabilities, all Liabilities of Seller, the Business, Shareholder, any of their Affiliates or otherwise (the “Excluded Liabilities”) shall remain the responsibility of Seller, be paid, performed and discharged by Seller in accordance with its terms and shall not be assumed by or become a liability of Buyer. Such Excluded Liabilities shall include, without limitation, the following:

(a)	any Tax (i) with respect to Seller, Shareholder or any Affiliate of Seller or Shareholder for any period, (ii) incident to or arising as a consequence of the negotiation or consummation of this Agreement and the Transaction, or (iii) incident to, arising out of or related to the conduct, use or ownership of the Business or any of the Acquired Assets on or prior to the Closing Date;

(b)	all Indebtedness of Seller;

(c)	except for the Assumed Liabilities, any Liability or obligation, owed by Seller or Shareholder as of the Closing Date, to or on behalf of any employees, executives, agents or independent contractors of Seller, as well as their dependents and beneficiaries, whether or not employed by Buyer after the Closing, for compensation and benefits, including, but not limited to, Liabilities and obligations under any Employee Benefit Plan (other than the liabilities expressly assumed by Buyer under Section 2.1), agreement, plan, contract, benefit arrangement or otherwise with respect thereto, including without limitation any unpaid salary, bonus, commission, severance, paid time off that is in excess of the Accrued Paid Time Off, or other amounts (collectively, the “Employee Payment Liabilities”);

(d)	any Liability or obligation arising out of the sale of any product or service of the Business on or prior to the Closing Date, including, without limitation, product warranties, product returns and rebates, and breach of warranty;

(e)	any Liability (other than the Assumed Liabilities) relating to, based upon, or arising out of the conduct of the Business or the ownership or use of the Acquired Assets prior to the Closing Date;

(f)	any Liability or obligation relating to, based upon, or arising out of any Intellectual Property of any Third Party, including, without limitation, any infringement, misappropriation or violation thereof; and

(g)	any Liability or obligation related to the Excluded Assets or a Non-Assignable Asset.

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ARTICLE 3
CALCULATION AND PAYMENT OF PURCHASE PRICE

3.1       Purchase Price. As total consideration for the Acquired Assets and the restrictive covenants contained herein, Buyer shall assume the Assumed Liabilities and pay to Seller an aggregate amount (the “Purchase Price”) equal to:

(a)	Twelve Million Seven Hundred Fifty Thousand and 00/100 Dollars ($12,750,000.00) (the “Base Purchase Price”); and

(b)	minus the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Capital or plus the amount, if any, by which the Final Networking Capital exceeds the Target Net Working Capital.

3.2       Closing Payments. At the Closing, Buyer shall pay or cause to be paid the following amounts by wire transfer of immediately available funds as follows:

(a)	an aggregate amount in cash (the “Closing Payment”) to an account designated in writing by Seller equal to (i) the Base Purchase Price, plus or minus, as the case may be, (ii) the amount by which the Estimated Net Working Capital is more or less than the Target Net Working Capital, minus (iii) the NWC Escrow Amount, minus (iv) the Indemnity Escrow Amount and minus (v) the amount of any Indebtedness unpaid at Closing (the “Unpaid Indebtedness”);

(b)	an aggregate amount in cash equal to the sum of the NWC Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent to be held in an escrow account (the “Escrow Account”) in accordance with the terms of this Agreement and the Escrow Agreement; and

(c)	an aggregate amount in cash equal to the Unpaid Indebtedness to the parties and in the individual amounts indicated in the Payoff Letters and in the Closing Certificate.

3.3       Net Working Capital.

(a)	Estimated Net Working Capital. Seller represents and warrants that Schedule 3.3(a) sets forth Seller’s good faith estimate of Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”). Net Working Capital shall be calculated in accordance with GAAP and using the methodology set forth on Schedule 3.3(a).

(b)	Adjustment Statement Preparation. Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller: (A) a calculation of Net Working Capital, (B) a calculation of any resulting NWC Shortfall Amount or NWC Excess Amount pursuant to Section 3.3(d)(ii), and (C) a calculation of any resulting adjustment to the Purchase Price pursuant to Section 3.1(b) (together, the “Adjustment Statement”).

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(c)	Dispute Resolution.

(i)	Adjustment Statement Reviews. If Seller objects to the Adjustment Statement, Seller will so notify Buyer in writing no later than thirty (30) days after Seller’s receipt thereof (an “Objection Notice”). The Objection Notice must state each of Seller’s objections to the Adjustment Statement in reasonable detail, including, but not limited to, the amount of each proposed adjustment and the basis for each objection. Buyer will provide Seller and its representatives, accountants or advisors with reasonable access to the supporting workpapers or other underlying records and documentation used by Buyer to make its determination of the matters set forth on the Adjustment Statement. If Seller does not deliver an Objection Notice to the Adjustment Statement within such 30-day period, Seller shall be deemed to have accepted Adjustment Statement and Net Working Capital set forth therein, and to have irrevocably waived any right to object thereto.

(ii)	Resolution of Objections. If Buyer and Seller are unable to reach a resolution on all disputed items within twenty (20) days after the delivery of the Objection Notice, either Buyer or Seller may, by written notice to the other, submit the items remaining in dispute for resolution to Grant Thornton LLP (the “Independent Accounting Firm”), whereupon each of Buyer and Seller shall promptly furnish to the Independent Accounting Firm such Party’s final offer for the settlement of all items remaining in dispute (each a “Final Offer”), it being understood that the Final Offer shall not be an amount for any disputed item greater than the highest amount or lower than the lowest amount ascribed to such item by either Party. The Independent Accounting Firm shall resolve such disputed items in accordance with the procedures set forth in Section 3.3(c)(iii), but the amount of such resolution (measured in aggregate U.S. Dollars) shall not exceed the Final Offer of either Seller or Buyer.

(iii)	Independent Accounting Firm. Buyer and Seller shall furnish, each at its own expense, the Independent Accounting Firm and the other Parties hereto, such documents and other written information as the Independent Accounting Firm may request in connection with resolving the disputed items. Buyer and Seller may also furnish to the Independent Accounting Firm such other written information and documents as such Party deems relevant; provided, that copies of all such documents and materials shall be concurrently delivered to the other Parties to the proceedings in the same form and manner as such materials are delivered to the Independent Accounting Firm. Buyer and Seller shall instruct the Independent Accounting Firm to render its written decision with respect to only such matters in the Objection Notice that remain in dispute and as promptly as practicable, and such decision shall include (A) a statement describing in reasonable detail the decision of the Independent Accounting Firm with respect to each such item in dispute submitted to the Independent Accounting Firm; and (B) a computation of the Net Working Capital, if the Net Working Capital was disputed in the Objection Notice. The fees and expenses of the Independent Accounting Firm shall be borne by the Parties in proportion to the amounts by which their proposals differed from the Independent Accounting Firm’s final determination. For purposes of complying with the terms set forth herein, each Party will cooperate with and make available to the other Party and the Independent Accounting Firm all information, records and data, and will permit access to its facilities and personnel as may be reasonably required in connection with preparation and analysis of the Adjustment Statement and the Net Working Capital.

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(d)	Post Closing Adjustments.

(i)	The “Final Net Working Capital” shall be (A) the Net Working Capital set forth in the Adjustment Statement if no Objection Notice is delivered to Buyer during the thirty (30) day period specified in Section 3.3(c)(i), (B) the Net Working Capital as determined by the mutual agreement of Seller and Buyer or (C) the Net Working Capital as determined by the Independent Accounting Firm pursuant to Section 3.3(c)(iii).

(ii)	Not later than five (5) Business Days after the determination of Final Net Working Capital pursuant to Section 3.3(c)(i), the following payment will be made:

(A)	If Final Net Working Capital is less than Estimated Net Working Capital, Buyer and Seller shall promptly authorize and direct (in writing) the Escrow Agent to (x) release to Buyer an amount equal to such shortfall (the “NWC Shortfall Amount”) and (y) release any remaining balance of the NWC Escrow Amount to Seller; provided, that if the NWC Shortfall Amount exceeds the NWC Escrow Amount, Seller shall promptly pay Buyer an amount equal to the unpaid balance.

(B)	if Final Net Working Capital is greater than the Estimated Net Working Capital, then (x) Buyer shall promptly pay to Seller an amount equal to such excess (the “NWC Excess Amount”) and (y) Buyer and Seller shall promptly authorize and direct (in writing) the Escrow Agent to release to Seller the NWC Escrow Amount.

(iii)	Any payment required to be made pursuant to this Section 3.3(d) shall be an adjustment to the Purchase Price and shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the receiving Party.

3.4       Outstanding Checks. At the Closing, Seller will have sufficient cash in the appropriate bank account(s) to ensure that there are sufficient funds in each such account to pay, when presented, all the outstanding checks of Seller.

3.5       Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price as set forth on Schedule 3.5 among the Acquired Assets, and shall use such allocation in satisfying any and all reporting requirements of the IRS and any other Governmental Authority. Buyer and Seller also each agree to file IRS Form 8594 consistently with the foregoing and in accordance with Section 1060 of the Code.

ARTICLE 4
CLOSING

Unless this Agreement is first terminated pursuant to Article 11 hereof, the consummation of the purchase and sale of the Acquired Assets (the “Closing”) will take place no later than March 31, 2017, or, such other date as mutually agreed to by the Parties in writing upon satisfaction or waiver of each of the conditions set forth in Section 4.1 by Buyer and Section 4.1 by Seller (the “Closing Date”) by the exchange of documents by PDF or other electronic means. In any event, the Closing shall be effective as of 11:59 PM Eastern Time on the Closing Date. The deliveries described herein shall be mutually interdependent and shall be regarded as occurring simultaneously.

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4.1       Conditions to the Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer of the following conditions:

(a)	Representations and Warranties True at Closing. The representations and warranties set forth in Article 5 that are not qualified by materiality, Material Adverse Effect or similar phrases shall be true, complete and accurate in all material respects at and as of the Execution Date and at and as of the Closing Date, and the representations and warranties set forth in Article 5 that are qualified by materiality, Material Adverse Effect or similar phrases shall be true, complete and accurate in all respects at and as of the Execution Date and at and as of the Closing Date;

(b)	Compliance with Agreement. Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing to the extent that such covenants require performance prior to the Closing;

(c)	No Adverse Actions. No Litigation shall be pending or threatened in writing before any Governmental Authority in which an unfavorable Order would prevent consummation of the Transaction;

(d)	Financing. KeyBank National Association, Buyer’s lending institution, shall have provided financing, on terms reasonably acceptable to Buyer, sufficient to allow Buyer to pay the Purchase Price;

(e)	Closing Deliveries. On or prior to the Closing Date, Seller shall have delivered to Buyer the following:

(i)	Seller Bill of Sale. Seller shall have delivered to Buyer the Bill of Sale and Assignment and Assumption Agreement, in substantially the form set forth on Exhibit A (the “Seller Bill of Sale”), duly executed by Seller.

(ii)	Shareholder Intellectual Property Assignment Agreement. Seller and Shareholder shall have executed the Intellectual Property Assignment Agreement in substantially the form attached as Exhibit B transferring all Intellectual Property owned by Shareholder to Seller that is used in the business of Seller (the “Shareholder Intellectual Property Assignment Agreement”).

(iii)	Intellectual Property Assignment. Seller shall have delivered the Assignment of Trademarks, in substantially the form set forth on Exhibit C (the “Intellectual Property Assignment”), duly executed by Seller.

(iv)	Assignment of Domain Names. Seller shall have delivered the Assignment of Domain Names, in substantially the form set forth on Exhibit D (the “Assignment of Domain Names”), duly executed by Seller.

(v)	Shareholder Bill of Sale. Shareholder shall have delivered to Buyer the Bill of Sale, in substantially the form set forth on Exhibit E (the “Shareholder Bill of Sale”), duly executed by Shareholder.

(vi)	Side Letter. Seller shall have delivered the side letter relating to certain leased property (the “Side Letter”), duly executed by Shareholder.

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(vii)	Officer’s Certificate. Seller shall have delivered to Buyer a certificate of a duly authorized officer of Seller certifying that the following are true, correct and complete as of the Closing and attaching: (a) Seller’s Certificate of Formation, Operating Agreement, or similar governing document, (b) the appropriate resolutions or actions of Seller and Shareholder approving the execution, delivery and performance of the Transaction, this Agreement and each of the Transaction Agreements to which Seller is a party, and (c) the signatures and titles of the officers of Seller who have been authorized to execute this Agreement and any Transaction Agreement or other document, certificate or instrument relating to the Transaction to which Seller is a party.

(viii)	Good Standing Certificate. Seller shall have delivered to Buyer copies of a certificate from the Secretary of State of Wisconsin, indicating that, as of a date within fifteen (15) days prior to the Closing Date, Seller was in good standing as of such date.

(ix)	Opinion of Seller’s Counsel. Buyer shall have received the opinion of Husch Blackwell LLP, counsel to Seller, in form and substance reasonably satisfactory to Buyer’s counsel.

(x)	Closing Certificate. Seller shall have delivered to Buyer a certificate (the “Closing Certificate”), duly executed by the President of Seller, setting forth a true, correct and complete list of any Unpaid Indebtedness, including instructions for the payment of such Unpaid Indebtedness by Buyer at Closing.

(xi)	Payoff Letters. Seller shall have delivered to Buyer payoff letters for all Unpaid Indebtedness authorizing the release of Liens on the Acquired Assets securing such Unpaid Indebtedness upon receipt of payment of such Unpaid Indebtedness (the “Payoff Letters”).

(xii)	Employment Agreements. Seller shall have delivered or caused to be delivered to Buyer the Employment Agreements, duly executed by each member of Seller Management.

(xiii)	Escrow Agreement. Seller shall have delivered or caused to be delivered to Buyer the Escrow Agreement, duly executed by Seller and the Escrow Agent.

(xiv)	Bring-Down Officer’s Certificate. Seller shall have delivered to Buyer a certificate of an authorized officer of the Seller certifying as to the matters set forth in Section 4.1(a)-(c).

(xv)	Other Matters. Seller shall have delivered to Buyer duly executed copies of all other documents and instruments incident to the Transaction as may be reasonably requested by Buyer or its counsel, each of which shall be in form and substance reasonably satisfactory to Buyer.

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4.2       Conditions to the Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, approval or waiver by Seller of the following conditions:

(a)	Representations and Warranties True at Completion. The representations and warranties of Buyer set forth in this Agreement shall be true and accurate in all material respects at and as of the Execution Date and at and as of the Closing Date;

(b)	Compliance with Agreement. Buyer shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing to the extent that such covenants require performance prior to the Closing;

(c)	No Adverse Actions. No Litigation shall be pending or threatened in writing before any Governmental Authority in which an unfavorable Order would prevent consummation of the Transactions;

(d)	Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered to Seller the items set forth below:

(i)	Closing Payment. Buyer shall have paid the Closing Payment to Seller in the manner and in accordance with Section 3.2.

(ii)	Indebtedness Payments. Buyer shall have paid Seller’s Unpaid Indebtedness in the manner and in accordance with Section 3.2.

(iii)	Bills of Sale. Buyer shall have delivered to Seller the Seller Bill of Sale and Shareholder Bill of Sale, duly executed by Buyer.

(iv)	Intellectual Property Assignment. Buyer shall have delivered to Seller the Intellectual Property Assignment, duly executed by Buyer.

(v)	Assignment of Domain Names. Buyer shall have delivered to Seller the Assignment of Domain Names, in form and substance reasonably satisfactory to the Parties, duly executed by Buyer.

(vi)	Good Standing Certificate. Buyer shall have delivered to Seller on the Closing Date copies of a certificate from the Secretary of State of Delaware, indicating that, as of a date within fifteen (15) days prior to the Closing Date, Buyer was in good standing as of such date.

(vii)	Employment Agreements. Buyer shall have delivered to Seller each of the Employment Agreements, duly executed by Buyer.

(viii)	Bring-Down Officer’s Certificate. Buyer shall have delivered to Seller a certificate of an authorized officer of the Buyer certifying as to the matters set forth in Section 4.2(a)-(c).

(ix)	Escrow Amounts and Escrow Agreement. Buyer shall have paid an amount equal to the sum of the NWC Escrow Amount and Indemnity Escrow Amount to the Escrow Agent, and Buyer shall have delivered or caused to be delivered to Seller and the Escrow Agent the Escrow Agreement, duly executed by Buyer.

(x)	Other Matters. Buyer shall have delivered duly executed copies of all other documents and instruments incident to the Transaction as may be reasonably requested by Seller or their counsel, each of which shall be in form and substance reasonably satisfactory to Seller.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder, jointly and severally (except as otherwise provided herein), represent and warrant to Buyer that the following statements are true and correct as of Closing:

5.1       Organization and Qualification. Seller is a limited liability company duly incorporated, validly existing, and in good standing under the Laws of the State of Wisconsin, and Shareholder is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Utah. Seller is duly qualified and is in good standing as a foreign entity in each of the jurisdictions set forth on Schedule 5.1, which constitute all of the jurisdictions where such qualification is required. Schedule 5.1 identifies each trade name under which the Business operates. Seller has all requisite power and authority to own or lease the Acquired Assets and to operate the Business.

5.2       Authority of Seller. Seller has full power and authority to enter into this Agreement and each of the Transaction Agreements to which it is a party, and to consummate and perform the Transaction. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Agreements to which Seller is a party has been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement and each of the Transaction Agreements to which Seller is a party is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Seller has not granted any power of attorney affecting or with respect to the Business or the Acquired Assets that remains outstanding.

5.3       Authority of Shareholder; Ownership of Seller.

(a)	Shareholder represents and warrants that: (i) Shareholder has the capacity to enter into this Agreement and each of the Transaction Agreements to which Shareholder is a party and to consummate and perform the Transaction; and (ii) this Agreement and each of the Transaction Agreements to which Shareholder is a party has been duly executed by Shareholder and is the legal, valid, and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.

(b)	Shareholder represents and warrants that Shareholder owns one hundred percent (100%) of the equity interests of Seller, and Shareholder has good and valid title to its equity interests, free and clear of any Liens. Except for the equity interests owned by Shareholder, no other equity securities or interests of Seller are issued or outstanding and there does not exist, nor is there outstanding, any right or security granted or issued to any Person to cause Seller to issue or sell any equity securities or interests of Seller to such Person (including any warrant, option, preemptive right, put or call right, convertible debt obligation, subscription or other convertible securities, or any other similar right, security, instrument or agreement). There are no outstanding or authorized equity appreciation, phantom equity, profit participation or other similar rights with respect to Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to voting of any equity interests of Seller.

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5.4       Related Parties. Except as set forth on Schedule 5.4, Seller does not own or control, directly or indirectly, any ownership or equity interest in any other Person. Seller is not a partner or member of any partnership, limited partnership, limited liability company or joint venture. Seller has no obligation to purchase or acquire any securities or other ownership interest of any Person. Except as set forth on Schedule 5.4, as of the Closing Date, no Seller, Shareholder or any Affiliates of Seller or Shareholder (each of the foregoing, a “Related Party”): (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of any such Related Party, other than for (A) the payment of salary for services rendered, (B) reimbursement for reasonable expenses incurred on behalf of Seller (C) for other standard employee benefits made generally available to all employees and (D) the payment of shareholder distributions by Seller, (ii) is involved or has been involved within the one year period prior to the Closing Date in any business arrangement or other relationship with Seller, or (iii) owns or leases or primarily uses any asset, right or property (whether real, personal or mixed and whether tangible or intangible) used in, useable in, held for use by or pertaining to Seller or the Business.

5.5       No Conflict. Except as set forth on Schedule 5.5, neither the execution and delivery by Seller or Shareholder of this Agreement or any of the Transaction Agreements to which Seller or Shareholder is a party nor the performance and consummation by Seller or Shareholder of the Transaction will (a) conflict with or violate Seller’s Articles of Organization, Operating Agreement or other organizational documents of Seller, (b) violate any provision of any Law or Order of any Governmental Authority to which Seller or Shareholder is subject, or by which the Acquired Assets or any of the assets and properties of Shareholder may be bound, (c) require the Consent of a Third Party under, conflict with, result in a breach of, or constitute a Default under any Contract to which Seller or Shareholder is a party or by which it or any of the Acquired Assets or any of the assets and properties of Seller or Shareholder may be bound, (d) require the Consent of any Governmental Authority, or (e) result in the creation of any Lien upon any of the Acquired Assets or any of the assets and properties of Shareholder, or result in the acceleration of the maturity of any payment date under any Assigned Contract, or increase or adversely affect the obligations of Seller under any Assigned Contract.

5.6       Financial Statements; Indebtedness. Attached to Schedule 5.6 are true, correct and complete copies of (i) Seller’s internally prepared balance sheets and statements of income as at and for the periods ended on December 31, 2015 and December 31, 2016 (the “Annual Financial Statements”), and (ii) Seller’s internally prepared balance sheet as at March 31, 2017 and statement of income for the three (3) month period then ended, in the event Closing occurs after such date (the “Interim Financial Statements” together with the Annual Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes, the effect of which will not be materially adverse), applied on a consistent basis throughout the periods indicated. Except as set forth on Schedule 5.6, the Financial Statements are true and complete in all material respects and fairly present the financial condition and results of operations of the Seller as of the dates and for the periods indicated thereon. Schedule 5.6 sets forth a true, correct and complete list of all Indebtedness of Seller and any Indebtedness encumbering the Purchased Assets, all of which shall be paid off at Closing in accordance with Section 3.2.

5.7       No Undisclosed Liabilities. Except as set forth on Schedule 5.7, Seller has no Liabilities other than (a) Liabilities that are fully and adequately accrued or reserved against in the Financial Statements and (b) current Liabilities incurred in the ordinary course of business since December 31, 2016, none of which are material individually or in the aggregate. Except for written manufacturer warranties on products sold by Seller and Seller’s standard written warranties set forth on Schedule 5.7, Seller has not given any express warranties relating to products licensed or sold or services rendered by Seller.

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5.8       Accounts Receivable. Schedule 5.8 sets forth a true, correct and complete aging report of all of the Accounts Receivable of Seller outstanding as of the day before the Closing Date. All of the Accounts Receivable reflected on the Financial Statements and all accounts receivable that have arisen since the date of the Interim Financial Statements (a) represent sales actually made or services actually performed, in the ordinary course of business, in bona fide transactions, (b) are valid and enforceable claims, and (c) are collectible and not subject to any defenses, counterclaims, or rights of setoff.

5.9       Accounts Payable. Schedule 5.9 contains a true, correct and complete list of all of the Accounts Payable of Seller or the Business outstanding as of the day before the Closing Date. None of the Accounts Payable listed on Schedule 5.9 are overdue or subject to defenses, counterclaims or rights of setoff.

5.10       Inventory. All Inventory, whether reflected on the Financial Statements or subsequently acquired: (i) except for Inventory in transit or located at customer locations, is located at the Leased Real Property, (ii) has been acquired by Seller only in bona fide transactions entered into in the ordinary course of business, (iii) is saleable and of good and merchantable quality as understood in the custom and practice of the industry and is not subject to any write down or write off or otherwise obsolete or damaged and (iv) is valued on the Financial Statements in accordance with GAAP. Seller is not under any Liability or obligation with respect to the return of Inventory. All Inventory (whether or not recorded on the Financial Statements) is at a standard level, consistent with the past practices and experience of the Business, and is sufficient to operate the Business as currently conducted by Seller.

5.11       Title and Adequacy of Acquired Assets; Tangible Personal Property. Except as set forth on Schedule 5.11, Seller has good, valid, marketable, enforceable and transferable legal title to all of the Acquired Assets, free and clear of all Liens. The Acquired Assets include, and upon the consummation of the Transaction, Buyer will own, or have the uncontested right to use, all rights, properties (including Seller Intellectual Property), interests in properties, and assets that are necessary and sufficient to permit Buyer to carry on the Business as currently conducted by Seller. Schedule 5.11 contains (i) a true, correct and complete list and a description of all Vehicles owned and leased by Seller and (ii) a true, correct and complete list of all other items of material Tangible Personal Property owned, leased or used by Seller. All of the items of Tangible Personal Property constituting the Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted.

5.12       Contracts.

(a)	Schedule 5.12(a) contains a true, correct and complete list of all of the following Contracts, whether written or oral:

(i)	Contracts in effect with any former or present employee or consultant or for the employment or engagement of any similar Person;

(ii)	Contracts with any Governmental Authority;

(iii)	Contracts for the future purchase of, or payment for, supplies or products, or for the performance of services by a Third Party;

(iv)	Contracts with distributors, dealers, agents, resellers, representatives, brokers, or affiliates;

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(v)	Contracts or Work Orders with customers (the “Customer Contracts”);

(vi)	Contracts to lease any of the Acquired Assets or any real property at which any of the Acquired Assets are located;

(vii)	Contracts related to any Intellectual Property which is used or useful in the Business, including research and development conducted on behalf of Seller;

(viii)	Contracts with a right of first offer, right of first refusal or similar provision;

(ix)	Contracts with confidentiality, non-disclosure, non-competition or privacy provisions;

(x)	Contracts incurring Indebtedness;

(xi)	Contracts limiting or restraining the Business, Seller or any successor thereto or any employee, officer, director or shareholder of Seller from engaging or competing in any manner or in any business;

(xii)	Contracts with any Affiliate of Seller or Shareholder;

(xiii)	Contracts with any professional employer organization; and

(xiv)	Contracts evidencing outstanding commitments for capital expenditures.

(b)	Schedule 5.12(a)(v) sets forth a true and complete list of each Customer Contract and provides for each Customer Contract a true and complete list of the following information: (i) the name of the customer, (ii) the location of the property where the Company provides products or services, (iii) the date the Contract was entered into, and (iv) the expiration date of any Customer Contract that includes the provision of services that results in recurring revenue for the Company. Schedule 5.12(a)(v) also sets forth a list of any Customer Contract that includes any opened or unperformed Work Order, including installations for equipment that has not been performed.

(c)	All Customer Contracts described on Schedule 5.12(a)(v) are entered into by Seller and the applicable customer on the standard Seller form contract titled “EthoStream HSIA License and Service Agreement” attached to Schedule 5.12(a)(v) (the “Standard Contract”). Except as set forth in the Standard Contract, (i) Seller has not provided any verbal or written warranty in connection with any Software, product or service it provides or sells to a customer and (ii) has not agreed to obtain the Consent of any Person in connection with assigning any Customer Contract to any Third Party.

(d)	Each Contract and Work Order was entered into in the ordinary course of business. As of the Closing, Seller has provided Buyer with a correct, complete, up-to-date, fully executed copy (and, if oral, an accurate written summary) of each Contract and Work Order. Each of the Contracts and Work Orders is in full force and effect and there exists no Default under any Contracts or Work Orders. Seller has not received written or oral notice of a pending or written notice of a threatened default, termination, cancellation, or limitation of, acceleration or any amendment or material modification to any Contract or Work Order.

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5.13       Insurance. Schedule 5.13 sets forth a true, correct and complete list of all insurance policies maintained by or for the benefit of Seller immediately prior to the Closing Date. Each such policy was in full force and effect immediately prior to the consummation of the Transaction; has been maintained without any lapse; and is sufficient for compliance by Seller with all applicable Contracts, Laws, Orders and Permits. Seller is compliant with, and in good standing with, applicable unemployment and workers’ compensation coverage requirements and there have been no breaks in relevant coverage. Seller has paid all of its insurance policy premiums as they have become due and payable. The applicable limits under such policies have not been exhausted. Seller does not have any self-insurance or co-insurance and all existing insurance coverage has been underwritten by reputable, unaffiliated insurers. Seller is not in Default under any such policy and have not received notice of any cancellation, amendment, limitation or modification of any such policy. All such insurance policies are occurrence based and will continue to provide coverage to Seller and the Shareholder after Closing for all occurrences arising prior to the Closing.

5.14       Compliance With Laws; Permits. Seller is and has been in compliance with all Laws in all material respects. Schedule 5.14 contains a complete list of all Permits held by Seller (“Business Permits”). The Business Permits are all of the Permits that are reasonable and adequate for the operation of the Business as currently conducted. Each of the Business Permits is in full force and effect, and is not subject to pending, or to Seller’s Knowledge threatened, termination, revocation or adverse modification. Seller is not in Default under any Business Permit. Except as otherwise set forth on Schedule 5.14, each Business Permit is fully assignable and transferable to Buyer without the Consent of any Third Party and does not require any fees or payments in connection with such assignment or transfer.

5.15       Litigation. Except as listed and briefly described on Schedule 5.15, there is no Litigation pending, or to Seller’s Knowledge threatened, against Seller or any of the Acquired Assets, at law or in equity, or before or by any Governmental Authority. Seller is not a party to or bound by any Order against or affecting the Business or the Acquired Assets. Except as set forth on Schedule 5.15, to Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to result in the commencement of any Litigation that could relate to or affect the Business. Schedule 5.15 sets forth all settlements of material disputes entered into by the Seller or any Affiliate thereof relating to the Business, Acquired Assets or Assumed Liabilities in the past three (3) years.

5.16       Absence of Changes. Except as set forth on Schedule 5.16, since December 31, 2016 Seller has conducted the Business in the ordinary course of business and there has not been any Material Adverse Effect, nor, has the Seller:

(a)	changed any accounting principles or practices;

(b)	incurred any Indebtedness or made any capital expenditure(s) or suffered the imposition of a Lien on any of the Acquired Assets except in the ordinary course of business;

(c)	acquired, encumbered, disposed of, sold, leased, licensed or transferred any material assets or properties useable in connection with the Business, or made any commitment to do so, except in the ordinary course of business;

(d)	entered into any Contract with an Affiliate of Seller or Shareholder;

(e)	suffered any damage, destruction or loss to Tangible Personal Property, whether or not covered by insurance involving more than $5,000.00, and Seller has also not suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business and its operations;

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(f)	adopted, or entered into, any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy or insolvency Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(g)	(i) increased the salary, wages or other compensation or benefits of any employees of the Business, officers, directors, or consultants of the Business, (ii) granted any severance rights or any retention, change in control or other bonus (whether monetary or otherwise) or advance to any employees of the Business, officers, directors, or consultants of the Business, (iii) increased benefits payable under any existing severance or termination pay policies of the Business or any Employee Benefit Plans, (iv) established, adopted, amended or terminated any Employee Benefit Plan or collective bargaining agreement of the Business or (v) hired, terminated, provided a termination notice to, received a termination notice from, or had resign or otherwise cease employment with the Seller (a) any officer of the Business or (b) any employee of the Business;

(h)	modified, amended or terminated its relationship, Contract or Work Order with any Material Customer or Material Supplier; or

(i)	changed the cash management practices, policies and procedures with respect to the collection of accounts receivables and the payments of accounts payable, prepayment of expenses, establishment of reserves for uncollectible accounts, accrual of expenses, deferral of revenue, including any acceleration or delay of collections of receivables in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business.

5.17       Material Customers, Material Suppliers and Material Consultants; Vendor Approvals.

(a)	Schedule 5.17(a) sets forth a true, correct and complete list of the twenty-five (25) largest customers (based on total sales) of the Business during the three (3) years ended December 31, 2016 (“Material Customers”). Schedule 5.17(a) also sets forth a true, correct and complete list of the ten (10) largest suppliers (based on total purchases) of the Business during fiscal year 2016 (“Material Suppliers”).

(b)	Since December 31, 2016, no Material Customer has canceled or otherwise terminated or, to Seller’s Knowledge, made any threats to cancel or otherwise terminate its relationship with Seller, or to materially decrease its purchases from Seller. To Seller’s Knowledge, no facts or circumstances exist that may cause or may reasonably be expected to cause any Material Customer to terminate its relationship with the Business o otherwise modify its purchase of products or services from the business following the Closing Date.

(c)	No Material Supplier has canceled or otherwise terminated or, to Seller’s Knowledge, made any threats to cancel or otherwise terminate its relationship with Seller, or to materially decrease its sales to Seller. To Seller’s Knowledge, no facts or circumstances exist that may cause or may reasonably be expected to cause any Material Supplier to terminate or modify its relationship with the Business following the Closing Date, including, without limitation, any channel, wholesale, or other discount pertaining to such Material Supplier’s products or services.

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(d)	To Seller’s Knowledge, Schedule 5.17(d) also sets forth a true, correct and complete list of industry consultants that, during the last three years, ending December 31, 2016, have referred Seller to their clients to provide products and services of the Business. No such consultant has terminated or to the Seller’s Knowledge made any threats to terminate its referrals of Seller to its clients.

(e)	Schedule 5.17(e) sets forth a true, correct and complete list of each customer that has granted Vendor Approval to Seller, together with the applicable classifications and any other material terms related to such Vendor Approval. Seller has not received any written threats to cancel, terminate or modify Seller’s existing Vendor Approval.

5.18       Intellectual Property.

(a)	Seller owns, is licensed to use, or otherwise has the full legal right to use, free and clear of all Liens and other restrictions, all Intellectual Property (including Registered Intellectual Property, Proprietary Software and Confidential Information) necessary for, owned by, or otherwise used or held for use in the operation of, the Business, including any Intellectual Property owned by Shareholder prior to the Closing and transferred to Seller pursuant to the Shareholder Intellectual Property Assignment Agreement (collectively, the “Seller Intellectual Property”), and no other Intellectual Property is necessary to conduct the Business as of the Closing Date. Except as set forth on Schedule 5.18(a), the Seller Intellectual Property is freely transferrable by Seller and will after the Closing Date continue in effect or otherwise be available for use by Buyer on unchanged terms and conditions.

(b)	Schedule 5.18(b) sets forth a true, correct and complete list of all Seller Intellectual Property, including (i) Registered Intellectual Property, including identifying information for all federal, state and foreign registrations of such Registered Intellectual Property and all applications for registration thereof, (ii) Proprietary Software; (iii) all material unregistered trademarks, service marks, trade names, logos, service names, brand names and trade dress rights of Seller and (iv) all other Seller Intellectual Property that is not already described in Section 5.18(b)(i)-(iii). With respect to all such Seller Intellectual Property: (i) assignments to Seller have been properly executed and recorded; (ii) all registrations or filings for Registered Intellectual Property are valid and enforceable; (iii) all issuance, renewal, maintenance and other payments that are or have become due with respect to all Registered Intellectual Property have been timely paid by or on behalf of Seller; (iv) there are no reexaminations, derivation, cancellation, opposition, interferences or any other challenge declared, commenced, provoked, or threatened with respect to any Registered Intellectual Property; (v) Seller has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Seller and has made no material misrepresentation in such applications; and (vi) there is no information that would preclude Seller from having clear title to any Seller Intellectual Property or affecting the patentability or enforceability thereof. On the written request of Buyer, Seller will promptly do all such acts and offer all such assistance as reasonably required by Buyer for all Seller Intellectual Property to be registered, recorded, and otherwise held in the name of Buyer, at the expense of Buyer, except to the extent Seller does not have proper assignments in place vesting title in Seller.

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(c)	Except for the licenses, sublicenses, grants, royalty, escrow, maintenance, support and other agreements disclosed on Schedule 5.18(c) (the “Company Out-Licenses”), there are no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to the Seller Intellectual Property, nor is Seller bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind with respect to the Seller Intellectual Property. There has been no breach or violation by Seller of, and to Seller’s Knowledge there is no breach or violation by any other party to, any Company Out-License.

(d)	Except for the licenses, sublicenses, grants, royalty, escrow, maintenance, support and other agreements disclosed on Schedule 5.18(d) (the “Company In-Licenses”), Seller has no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to any Intellectual Property owned by any Third Party, nor is Seller bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind (other than commercially available software licensed under “shrinkwrap” or “clickwrap” agreements for less than $10,000 per year (“OTC Software”) with respect to any Intellectual Property owned by a Third Party. All Company In-Licenses and OTC Software licenses shall remain in effect after Closing. Except under Company In-Licenses and with respect to OTC Software, Seller is not obligated to pay any royalties or other compensation to any Third Party in respect of its ownership, use or license of any Intellectual Property. There has been no breach or violation by Seller and, to Seller’s Knowledge, there is no breach or violation by any other party to, any Company In-License or with respect to OTC Software.

(e)	Neither the conduct of the Business nor the services or products of Seller (including the Proprietary Software) infringes, violates or otherwise conflicts with any Intellectual Property owned or held by any Third Party. There are no claims, and Seller has not received any notice or other communication (in writing or otherwise) that: (i) the conduct of the Business or the services or products of Seller in any way infringes upon, violates or conflicts with any Intellectual Property owned or held by any Third Party; (ii) any Seller Intellectual Property is invalid or unenforceable; or (iii) any manufacturing operation, method, process or equipment employed by Seller violates, infringes or otherwise conflicts with any Intellectual Property owned or held by any Third Party. Seller has not agreed to indemnify any Person against any infringement, violation or conflict with any Intellectual Property owned or held by any Third Party.

(f)	To Seller’s Knowledge, no Third Party has infringed, violated or conflicted with any Seller Intellectual Property, and there are no pending, unresolved claims or potential claims by Seller with respect to any infringement, violation or conflict with any Seller Intellectual Property.

(g)	Seller has taken commercially reasonable measures and precautions to establish and preserve the confidentiality, secrecy and ownership of all Seller Intellectual Property. Without limiting the generality of the foregoing, each Person, including all current and former officers, directors, members, shareholders, employees, agents, consultants and independent contractors of Seller, who is or was involved in, who has contributed to the creation or development of, or who otherwise may have acquired any right, title or interest in or to any Seller Intellectual Property or who otherwise has or had access to Confidential Information or any confidential or proprietary information of Seller, has transferred and assigned to Seller any and all right, title and interest in and to such Seller Intellectual Property and in each case has executed and delivered to Seller confidentiality and assignment of inventions agreements, copies of which have been delivered to Buyer, and all of such agreements are in full force and effect. To Seller’s Knowledge, there is and has been no violation of the confidentiality of any non-public confidential information or trade secrets of Seller.

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(h)	No government funding, facilities of a university or college, or other educational institution or research institution or center or funding, gift or grant from any Person was used in the conception or development of any Seller Intellectual Property or entitles any Third Party to any right, title or interest with respect to any Seller Intellectual Property. Seller is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(i)	Except as set forth on Schedule 5.18(i), the Software owned or licensed by Seller for its internal use or for use by its customers (the “Proprietary Software”): (i) constitutes all of the Software necessary for the Business; (ii) was developed without use of, and does not contain, any Open Source Material and has not been provided or distributed with or derived from any Open Source Material; (iii) includes all source code for such Software, and such source code has been documented and written in a manner sufficient for a computer programmer of reasonable skill in the applicable programming languages to maintain and modify the Proprietary Software in the ordinary course of the Business; (iv) no Third Party possesses any copy of, or has a license to or otherwise has access under any conditions to, any source code to any Proprietary Software; (v) includes, and Seller owns and has possession of, all technical documentation and tools reasonably necessary and sufficient for the continued effective use, further development, and maintenance of the Proprietary Software; (vi) will perform in all material respects in accordance with its specifications and will be free from bugs, defects and errors that adversely affect the use, functionality or performance of the Proprietary Software for its intended purpose; and (vii) does not contain any viruses, Trojan horses or any other code or mechanism that could be used to interfere with the operation thereof.

(j)	Seller is not making unlawful use of any confidential information or trade secrets of any Third Party. To Seller’s Knowledge, no current or former employees, consultants or independent contractors of Seller have any agreements or arrangements with any former employers relating to confidential information or trade secrets of such employers that would interfere with the rights and activities of Seller. To Seller’s Knowledge, none of the activities performed on behalf of Seller by any current or former employees, consultants and independent contractors of Seller violate any agreements or arrangements any such Persons has with former employers or any other Third Party, including any non-competition, non-solicitation or confidentiality agreements.

(k)	Schedule 5.18(k) sets forth a true, correct and complete list of all current and previous customers for whom Seller has created or developed customized Software or other Intellectual Property or provided any similar product or service (the “Specified Material Customers”). Neither through the creation and development of such customized Software or other Intellectual Property, nor the performance or provision of any similar product or service for the Specified Material Customers, has Seller transferred ownership of any Seller Intellectual Property to any such Specified Material Customer. Seller’s continued use or its subsequent license of the Intellectual Property used or created in the process of rendering services for such Specified Material Customers does not infringe or otherwise does not constitute a misappropriation or violation of any Intellectual Property of any other Person.

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5.19       Real Property.

(a)	Owned Real Property. Seller does not own any real property used, occupied by, or held for use by, the Business.

(b)	Leased Real Property. Schedule 5.19(b) identifies and lists each parcel of real property (or part thereof) leased by Shareholder or Seller or that is otherwise used or occupied by or held for use by the Business, including all buildings and improvements thereon (“Leased Real Property”). Seller has not received written notice from any Third Party asserting that Seller’s occupancy of the Leased Real Property for the operation of the Business is not lawful. Other than the Contracts set forth on Schedule 5.19(b), Seller is not a party to any other Contract with respect to the Leased Real Property.

(c)	Use and Occupancy. Except as set forth on Schedule 5.19(c), Seller has a valid and existing leasehold interest in the Leased Real Property, with the right to quiet enjoyment of such Leased Real Property, free and clear of any Lien in favor of a creditor of Seller encumbering Seller’s leasehold interest. No Persons other than Seller have any use, occupancy, enjoyment, leasehold or other similar rights with respect to the Leased Real Property or any portion thereof. No work that has not been paid for has been performed on or materials provided to the Leased Real Property that could be the basis for any claim of a Lien by any mechanic or materialman.

(d)	Improvements. To Seller’s Knowledge, all Improvements on the Leased Real Property conform to all applicable state and local Laws and restrictions (use or otherwise). To Seller’s Knowledge, improvements encroach from or upon the Leased Real Property. To Seller’s Knowledge, there is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Leased Real Property which prohibits or interferes with the use of the Leased Real Property for Seller’s Business. Neither the Leased Real Property nor any Improvement thereon is subject to any variance from any applicable state or local Law. There are no pending, or to Seller’s Knowledge, threatened, requests, applications, or proceedings to alter or restrict the zoning or other use restrictions applicable to the Leased Real Property. To Seller’s Knowledge, there are no defects in any of the Improvements on the Leased Real Property. To Seller’s Knowledge, sufficient public utilities are readily available to the Leased Real Property without assessment and such utilities currently in place are adequate for the Operation of the Business as currently conducted.

(e)	No Repairs. There are no unsatisfied requests for allowances, credits, commissions, repairs, replacements, restorations, or improvements at the Leased Real Property from any Person, including, but not limited to, any landlord, tenant, lender, insurance carrier or Governmental Authority.

(f)	No Condemnation. There are no pending, or to Seller’s Knowledge, threatened, condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property.

(g)	Conditions. To Seller’s Knowledge, there are no defects in any of the Improvements on the Leased Real Property. Sufficient public utilities are readily available on the Lease Real Property without assessment and such utilities currently in place are adequate for the operation of the Business as currently conducted.

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(h)	No Options. No Person or entity, other than Buyer, has any right, option, right of first refusal or any other Contract, whether oral or written, with respect to the purchase, assignment, lease or transfer of all or any portion of the Leased Real Property.

5.20       Labor Matters.

(a)	List. Schedule 5.20(a) contains a true, correct and complete list of (i) all Persons presently employed by Seller (“Employees”) that are not characterized as Contingent Workers, (ii) all independent contractors who provide services to Seller (“Contractors”), (iii) all contingent employees, temporary employees, seasonal employees and leased employees who provide services to Seller (collectively, “Contingent Workers”) and (iv) the titles, Tax qualifications (i.e., whether remuneration is reported by way of IRS Form 1099, IRS Form W-2 or otherwise) and Fair Labor Standards Act classifications (i.e., whether exempt, non-exempt or not applicable) of any Employee, Contractor or Contingent Worker, and their current remuneration (including, listed separately, their eligibility for any draws, commissions, premiums, and/or bonuses). Seller has not received any notice of intent to terminate employment from any Employee. Seller has not misclassified any of its employees as being independent contractors or employees or as being “exempt” or “non-exempt.”

(b)	Labor Organization. Seller has never experienced any organized slowdown, work interruption, strike, or work stoppage by any Employees. To Seller’s Knowledge, no labor union organizing activity has ever been conducted by any Employees while employed by Seller.

(c)	Labor Claims. Except as set forth on Schedule 5.20(c), neither Seller nor any of its Shareholder, officers, directors, employees, agents or representatives have been charged, or to Seller’s Knowledge, threatened, with the charge of any unfair labor practice or Labor Claim with respect to the Business. Seller has complied in all material respects with all applicable federal, state, local and foreign labor and employment Laws. There are no pending, or to Seller’s Knowledge, threatened, Labor Claims against Seller or any of its Affiliates.

(d)	Work Authorization Compliance. Except as set forth on Schedule 5.20(d), Seller has obtained Form I-9’s for all current Employees. To Seller’s Knowledge, all current Employees are entitled to work for Seller without restriction or other Consent being required.

(e)	Restrictive Covenants. To Seller’s Knowledge, no Employee, Contractor, Contingent Worker, or any other Person engaged in operation of the Business is or, to Seller’s Knowledge, is reasonably expected to be, in violation of any term of any employment contract, patent disclosure agreement, non-competition contract, restrictive covenant, or any other Contract with any prior employer or any other Person, or any Contract relating to the use of trade secrets or proprietary information of any Third Party.

(f)	Employment Contracts. Except as set forth on Schedule 5.20(f), there are no employment contracts (whether or not in writing) with any Employees and all Employees are “at will” employees.

5.21       Employee Benefit Plans.

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(a)	Plan List; Plan Documents. Schedule 5.21(a) contains a true, correct and complete list of all Employee Benefit Plans. The Employee Benefit Plans have been provided to Buyer for review, including correct and complete copies of: (i) all trust agreements or other funding arrangements for the Employee Benefit Plans (including insurance contracts), and all amendments thereto, and (ii) the most recent summary plan descriptions and any modifications thereto.

(b)	Plan Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and, to Seller’s Knowledge, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(c)	Compliance with Laws. The Employee Benefit Plan and the related trusts subject to ERISA comply with and have been maintained, administered and operated in material compliance with all applicable Laws, including, but not limited to ERISA, the Code, state or federal securities Laws, and Seller has not received any notice or other indication from any Governmental Authority questioning or challenging such compliance. To Seller’s Knowledge, no event has occurred which will or could give rise to any Material Liability or to disqualification of any such plan or Loss of intended Tax consequences under the Code or ERISA.

(d)	No Breach. Neither Seller, nor to Seller’s Knowledge, any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) or other “party in interest” (as defined in ERISA Section 3(14)), has engaged in any “prohibited transaction” (within the meaning of ERISA Section 406 or Code Section 4975), or acted or failed to act in any manner that could subject Buyer to any Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA.

(e)	No Actions. There are (i) no Litigation claims by any Governmental Authority involving the Employee Benefit Plans, (ii) no termination proceedings involving the Employee Benefit Plans, (iii) no pending, or to Seller’s Knowledge, no threatened Litigation (except for routine claims for benefits payable in the normal operation of the Employee Benefit Plans), against any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan which could give rise to any material Liability, and (iv) to Seller’s Knowledge, no facts which could give rise to any material Liability in the event of such Litigation.

(f)	No Severance or Related Payments. Except as disclosed on Schedule 5.21(f), neither the execution and delivery of this Agreement nor the consummation of Transaction will (i) entitle any current or former employee, officer, or director of Seller to severance pay or unemployment compensation, (ii) increase or enhance any benefits payable to such Person under any Employee Benefit Plan, (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Person which could become a Liability of Buyer, or (iv) result in or satisfy a condition to the payment of compensation that could, along with any other payments or benefits due or earned by such Person, result in “excess parachute payment” within the meaning of Section 280G(b) of the Code.

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(g)	Certain Types of Plans. Neither Seller nor any ERISA Affiliate have at any time sponsored, contributed to or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)) or to a “multiple employer plan” within the meaning of ERISA. Neither Seller nor any ERISA Affiliate of Seller have or have ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) or incurred a “complete or partial withdrawal” (as defined in ERISA Sections 4203 and 4205). With respect to any Employee Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, no such Employee Benefit Plan is unfunded, funded through a “welfare benefit fund” (as defined in Code Section 419(e)) or self-insured, and all such Employee Benefit Plans may be amended, modified, or terminated at any time by Sellers without liability.

(h)	Timely Contributions/Payments. All contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans or applicable Law have been timely made.

5.22       Taxes.

(a)	Except as set forth on Schedule 5.22(a), all Tax Returns required to be filed by Seller and Shareholder have been duly and timely filed and are true, correct and complete. Except as set forth on Schedule 5.22(a), Seller and Shareholder have paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing. Except as set forth on Schedule 5.22(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)	There are no Tax claims, audits or proceedings pending or threatened against Seller or Shareholder. There are no rulings, subpoenas or requests for information pending with respect to Seller or Shareholder with any Governmental Authority. There are not currently in force any waivers or agreements binding upon Seller or Shareholder for the extension of time for the assessment or payment of any Tax.

(c)	Seller has properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any member, Employee, Contingent Employee, creditor, Contractor, or other Person.

(d)	Except as set forth on Schedule 5.22(d), claim has ever been made to Seller or of Shareholder by an authority in a jurisdiction where Seller do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)	True and correct copies of all federal, state and local income Tax Returns filed by Seller for all periods ending after December 31, 2013, have been delivered to Buyer. Seller have delivered to Buyer true, correct and complete copies of all other Tax Returns and other reports and statements made or received by or on behalf of Seller that relate to Taxes arising during such periods, including, without limitation, income tax audit reports, statements of income or gross receipts taxes, employment taxes, franchise tax, sales tax and transfer tax received by or on behalf of Seller.

(f)	Seller is not party to or bound by any Tax allocation or Tax sharing agreement with any other Person and have no contractual obligation to indemnify any other Person with respect to Taxes. Seller has not incurred any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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(g)	Seller is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for federal income tax purposes.

(h)	Except as set forth on Schedule 5.22(h), no material elections are in effect as of the date hereof with respect to Taxes affecting Seller.

(i)	Seller has been a validly existing Wisconsin limited liability company at all times during its existence, up to and including the Closing Date.

5.23       Improper Payments. Neither Seller nor any officer, director or Employee of Seller has, directly or indirectly, made, authorized or received any payment, contribution or gift of money, property, or services, in violation of Law including, without limitation, (i) as a kickback or bribe to any Person or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any Governmental Authority (collectively, “Improper Payments”).

5.24       Brokers and Finders. Except as set forth on Schedule 5.24, neither Seller nor Shareholder nor any Affiliate of Seller or Shareholder has incurred any obligation or Liability to any Third Party for any brokerage fees, agent’s commissions, or finder’s fees in connection with this Transaction.

5.25       Disclosure. No representation or warranty of Seller contained in this Agreement or any Transaction Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following statements are true and correct as of Closing:

6.1       Organization and Qualification. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has all necessary power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated. Buyer is duly qualified to do business as a foreign entity in the State of New York.

6.2       Authority. Buyer has full power and authority to enter into this Agreement and each of the Transaction Agreements to which it is a party and to consummate the Transaction. The execution, delivery and performance by Buyer of each of the Transaction Agreements to which Buyer is a party have been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement and each of the Transaction Agreements to which Buyer is a party are the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery by Buyer of this Agreement and any of the Transaction Agreements to which Buyer is a party nor the consummation by Buyer of the Transaction will (i) violate Buyer’s Certificate of Formation or Operating Agreement, (ii) violate any provisions of Law or any Order of any court or any Governmental Authority to which Buyer is subject, or by which its assets are bound, (iii) conflict with, result in a breach of, or constitute a Default under any material contract to which Buyer is a party or by which it or any of its assets or properties may be bound, or (iv) result in the creation of any Lien upon any of the Buyer’s assets or properties, or result in the acceleration of the maturity of any payment date of any of the Liabilities or Indebtedness of Buyer.

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6.3       Litigation. There is no Litigation pending or, to Buyer’s knowledge, threatened, against Buyer.

6.4       No Conflict. No consent, approval, or authorization of or declaration, filing, or registration with any Governmental Authority is required in connection with the execution, delivery, and performance by Buyer of this Agreement, any of the Transaction Agreements to which it is a party or the consummation of the Transaction.

6.5       Brokers and Finders. Neither Buyer nor any Affiliate of Buyer has incurred any Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction.

ARTICLE 7
COVENANTS BETWEEN SIGNING AND CLOSING

7.1       Cooperation. The Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective as soon as possible the Closing.

7.2       Conduct of the Business. From the Execution Date until the Closing Date, Seller shall conduct the Business in the ordinary course of business, including, without limitation:

(a)	preserving its existing business relationships with customers, suppliers, agents, employees, consultants, subcontractors and other business relations;

(b)	maintaining any tangible personal property in good operating condition and repair consistent with past practice;

(c)	maintain insurance coverage consistent with past practices;

(d)	maintaining the confidentiality of all trade secrets and confidential and proprietary information of Seller;

(e)	comply in all material respects with all Laws;

(f)	not transfer, sell or dispose of any Acquired Assets, except for the sale of Inventory in the ordinary course of business; and

(g)	not do, or omit to do, and/or cause to be done or omitted to do, any act or thing which Seller is, at the time of such act or omission, aware would or would be likely to result in a breach of (a) any of Seller’s obligations under this Agreement or (b) any of Seller’s representations and warranties contained in this Agreement not being true and correct as of the Closing Date.

7.3       Disclosures. From time to time between the Execution Date through the Closing Date, Seller shall provide Buyer with written updates to the Disclosure Schedules to this Agreement disclosing any events or developments that occurred or information learned between the date of this Agreement and the Closing Date necessary to cause the Disclosure Schedules and the representations and warranties to be true and complete.

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ARTICLE 8
ADDITIONAL COVENANTS

8.1       Consents to Assignment. Nothing in this Agreement nor the consummation of the Transaction shall be construed as an attempt or agreement to (a) assign any Acquired Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without obtaining a Consent or is cancelable by a Third Party in the event of an assignment (a “Non-Assignable Asset”) or (b) assume any Assumed Liability related to any such Non-Assignable Asset (“Non-Assumable Liability”), unless and until such Consent shall have been obtained. In the case of any Acquired Asset that is a Non-Assignable Asset due to the requisite Consent not having been obtained as of the Closing, Seller shall use commercially reasonable efforts to obtain such Consent within 30 days after Closing. Seller and Shareholder shall remain liable for, and Buyer shall not assume, any Non-Assumable Liability until such Consent shall have been obtained. Seller agree to cooperate in good faith with Buyer to enter into any reasonable arrangement designed to provide Buyer with the benefit (at no cost to Buyer) of such Non-Assignable Asset, including the enforcement for the benefit and at the expense of Buyer of any rights previously enjoyed by Seller in connection with such Non-Assignable Asset. If such an arrangement is provided to Buyer, Buyer shall assume the applicable Non-Assumable Liability related to such Non-Assignable Asset. If the requisite Consent is obtained after the Closing, the applicable Non-Assignable Asset shall thereafter be deemed an Acquired Asset and the related Non-Assumable Liability shall thereafter be deemed an Assumed Liability and to have been automatically assigned, assumed, and/or transferred to or by Buyer on the same terms set forth in this Agreement for the other Acquired Assets and Assumed Liabilities assigned, assumed and/or transferred at the Closing.

8.2       Name Changes. Seller shall, simultaneously with the Closing, cease to use in any manner whatsoever the trade names, service names, trademarks and logos included among the Seller Intellectual Property. Seller agrees, concurrently with the Closing, to change its name to a name that does not contain the words “EthoStream” (or any derivative thereof), and are not confusingly similar to any name or mark within the Seller Intellectual Property, and shall provide written evidence thereof to Buyer within thirty (30) days after Closing.

8.3       Delivery and Maintenance of Books and Records. Seller shall promptly deliver to Buyer any Books and Records discovered by Seller that were not delivered to Buyer at Closing. Seller shall also preserve, until the fifth (5th) anniversary of the Closing Date, all books and records relating to any of the assets, liabilities, activities or operations of the Business that were not a part of the Books and Records acquired by Buyer at Closing, including those related to the Excluded Assets and Excluded Liabilities (“Retained Records”). After the Closing Date, where there is a reasonable need, each Party and its respective representatives may request access to the Books and Records and Retained Records as needed for tax, litigation or other reasonable purposes. Upon receipt of such a request, the Party who has access to the Books and Records or Retained Records, as applicable, shall grant the requesting Party and its representatives with access, during regular business hours, to (a) its managers and employees and (b) the Books and Records or Retained Records, as applicable, and the requesting Party and its representatives shall have the right to make copies, at the requesting Party’s expense, of any such Books and Records or Retained Records, as applicable, and to receive answers to any questions about the Books and Records, as applicable, Retained Records from the other Party’s managers and/or employees. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Party or any of its representatives to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which any Party or any of its representatives is bound.

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8.4       Post Closing Rights; Improper Receipt of Payment. After the Closing, Buyer will have the right and authority to collect and manage all Accounts Receivable and other items transferred to Buyer hereunder (including under any Assigned Contract). After the Closing, Seller will promptly transfer and deliver to Buyer, from time to time, as and when received by Seller, any cash, checks with appropriate endorsements (using its commercially reasonable efforts not to convert such checks into cash), or other property that Seller may receive on or after the Closing which properly belong to Buyer, including any payments of Accounts Receivable and insurance proceeds and any cash or checks received into any lock box account maintained by Seller, and will account to Buyer for all such receipts. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller on any check received by Buyer on account of the Accounts Receivable or any other Acquired Asset transferred to Buyer hereunder, and to process in the name of Seller any credit card payments received on account of the Accounts Receivable or any other Acquired Asset transferred to Buyer hereunder.

8.5       Public Announcements. Shareholder is a publicly traded company that is regulated by the Securities and Exchange Commission (the “SEC”). As such, Shareholder is subject to public reporting requirements under the Exchange Act and must comply with all related regulations. Applicable law requires that this Agreement be filed with the SEC and thereafter be in the public domain. Following the Closing, Buyer may make “tombstone” or similar public announcements or publicity statements with respect to the Agreement and the Transaction without Seller’s consent.

8.6       Further Assurances. From time to time after the Closing Date, Buyer and Seller shall at the other Party’s request, execute and deliver to the requesting Party such other instruments of conveyance, assignment and transfer and such other documents and take such actions and provide such further assurances as the requesting Party may reasonably require, consistent with the terms of this Agreement necessary to effectuate the purposes of this Agreement and the Transaction. Each Party shall bear its own costs and expenses in compliance with this Section 8.6.

8.7       Post-Closing Tax Matters.

(a)	Seller shall, in accordance with applicable Law, prepare and file on or before the due date or any extension thereof all Tax Returns required by be filed by Seller, including, but not limited to, for taxable periods of Seller ending on or before the Closing Date. Seller shall be liable for and shall indemnify Buyer for all Taxes applicable to the Acquired Assets and the Business that are attributable to any taxable period ending on or before the Closing Date and that portion of any taxable period that begins on or before and ends after the Closing Date. Buyer, Seller and Shareholder shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

(b)	All Transfer Taxes arising out of, in connection with, or attributable to, the Transaction or arising out of the transfer of the Acquired Assets and any such Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Seller. Seller shall promptly pay any Transfer Taxes and shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes when due, and shall provide Buyer with a copy of such returns or other documentation and a copy of a receipt showing Seller’s payment of any such Transfer Tax.

(c)	No later than sixty (60) days from the Closing Date, Seller shall deliver to Buyer all applicable letters or certificates, or similar tax clearance documentation from all applicable taxing authorities stating that no Taxes as shown on the Tax Returns of Seller are due relating to the Acquired Assets or the Business

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8.8       Post-Closing Employee and Employee Benefit Matters.

(a)	Promptly following Closing, Buyer shall inform Shareholder which employees of the Business it will be hiring (those Persons that accept the offer and begin working for the Buyer shall be referred to as “Transferred Employees”).

(b)	Except as specifically provided in Section 2.1(d), Shareholder shall be solely responsible, and Buyer shall have no obligations whatsoever for, any Employee Payment Liabilities or other amounts payable to any Transferred Employee or other current or former employee, officer, director, independent contractor or consultant of the Business and Shareholder shall timely pay all such amounts to all entitled Persons.

(c)	Shareholder shall fully vest all of the Transferred Employees in their accrued benefits under Shareholder’s defined contribution 401(k) savings plan (“Seller’s Savings Plan”).

(d)	Each Transferred Employee shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan sponsored by or participated in by the Buyer (“Buyer’s Plan”) for his or her period of service with the Shareholder.

(e)	As soon as reasonably practical after the Closing Date, Buyer shall adopt a qualified defined contribution plan or cause Buyer’s Plan to accept, in accordance with applicable law, a “direct rollovers” within the meaning of Section 401(a)(31) of the Code, from Seller’s Savings Plan, including a rollover of any valid, non-defaulted loans, of all assets held on behalf of Transferred Employees that timely and properly elect such treatment. The Shareholder and Buyer shall cooperate to affect the purposes of this Section. Between the Closing Date and the date of all eventual distributions, Shareholder will continue to permit payments on participant loans outstanding in the ordinary course.

8.9       Transition Services. Shareholder and Seller shall provide the below transition services to Buyer at no additional cost to Buyer, except as otherwise set forth below:

(a)	Immediately after the Closing, Shareholder and Seller shall (i) provide Buyer with secured remote access to the Sage software program (via RDP, TeamViewer or a similar system) and (ii) shall provide a copy of all data files relating to the operation of the Business that is accessible via the Sage software program and related programs. For a period of six months after Closing, (i) Buyer shall have access to such software and data files on the Shareholder or Seller system and (ii) Seller and Shareholder shall cause their respective representatives to work with Buyer in good faith to transition such data files to any Buyer system. Buyer shall reimburse Shareholder for one seat license needed to transition the data files. For a period of three months after Closing, Shareholder shall allow two Transferred Employees to remain on-site in their current offices at 20800 Swenson Drive, Suite 175, Waukesha, WI 53186 to assist with the transition set forth in this Section 8.9(a).

(b)	After the Closing, Buyer and Seller shall cooperate and use reasonable best efforts to transfer any data, equipment and circuits relating to the Business that are hosted by Level 3 to Buyer, and Buyer and Seller shall split any costs charged by Level 3 based on usage until such time as Buyer and Seller each have its own agreement with Level 3.

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8.10       COBRA. Shareholder shall be responsible for providing continuation of health benefits as required under Section 601 of ERISA and Section 4980B of the Code, and their applicable state and local rules and requirements (“COBRA”) for the Transferred Employees, Specified Employees, and all “covered employees” as defined in Code Section 4980B(f)(7), and their eligible dependents or other individuals relating to Seller within the requirements of the applicable Law.

ARTICLE 9
CONFIDENTIALITY; RESTRICTIVE COVENANTS

9.1       Confidentiality.

(a)	Confidential Information. By virtue of Seller’s and Shareholder’s association with Seller and their association or involvement with Buyer, Seller and Shareholder have obtained and had access to confidential or proprietary information of the Business. “Confidential Information” means all proprietary or business sensitive information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all patents, patent applications, copyrights, trademarks, trade names, service marks, service names, “know-how,” details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by Seller or the Business (including source or object codes), processes, procedures, formulas or improvements of Seller or the Business, algorithms, computer processing systems and techniques, price lists, customer lists, procedures, improvements, concepts and ideas, business plans and proposals, technical plans and proposals, research and development, budgets and projections, technical memoranda, research reports, designs and specifications, new product and service developments, comparative analyses of competitive products, services and operating procedures, and other information, data and documents regardless of whether any of such information, data or documents qualify as a “trade secret” under applicable federal or state law.

(b)	Non-Disclosure. Seller and Shareholder agree that after the Closing Date, except as directed in writing by Buyer, it will not disclose to any Person or use any Confidential Information for any purpose whatsoever, or permit any Person to examine and/or make copies of any Confidential Information (whether in written or electronic form or stored on magnetic, optical or other mass storage media).

9.2       Non-Competition; Non-Solicitation.

(a)	Non-Competition; Non-Solicitation. For a period of five (5) years after the Closing Date, Seller, Shareholder, or any of their Affiliates, shall not, directly or indirectly, through or in association with any Third Party or otherwise, anywhere in North America (the “Territory”), (i) engage in, sell or provide any products or services which are the same or substantially similar to the products and services sold or provided by Seller or the Business as of the Closing; (ii) own, acquire or control any interest, financial or otherwise, in any business which is engaged in the same or substantially similar services or sale of products as Seller or the Business, or any business that is competitive with Seller or the Business as of the Closing; (iii) attempt to solicit any customers of Seller or the Business for the purpose of selling any telecommunication or information technology related products or services; (iv) act as a consultant or advisor, or loan or otherwise provide funds or assistance of any sort, to any Third Party who is or is attempting to engage in any of the activities listed in (i) through (iii); (v) take any action which may impair the relationship of any Buyer with their respective customers or vendors, or any other Third Parties having business relationships with Buyer; (vi) prepare to engage in any business which is competitive with the Business; or (vii) employ, recruit or solicit any employee of Buyer during the period that such person is an employee of Buyer, plus one (1) year after the date on which such employee ends his or her employment with Buyer. Notwithstanding the foregoing, nothing herein shall limit or restrict Shareholder’s ability to operate its intelligent automation platform business or provide products and services related thereto that do not include products or services of the Business at Closing.

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(b)	Inducement and Consideration to Buyer. Seller and Shareholder acknowledges and agrees that the value to Buyer of the Transaction would be substantially and materially diminished if Seller or Shareholder, directly or indirectly, through or in association with each other, any Related Party or any Third Party or otherwise, were hereafter to breach any of the provisions of this Section 9.2 and Seller and Shareholder have therefor offered and agreed to the provisions of this Section 9.2 as a material inducement to Buyer to enter into this Agreement, and in consideration of the promises, representations and covenants made by Buyer under this Agreement. Seller and Shareholder specifically acknowledge and agree that the provisions of Section 9.2 are commercially reasonable restraints on Seller and Shareholder, ancillary to the investment, effort and risk to acquire and thereafter operate the Business, and are reasonably necessary to protect the business that the Buyer is acquiring. Seller and Shareholder further acknowledge and agree that Buyer would be irreparably damaged by a breach of Section 9.2 and would not be adequately compensated by monetary damages for any such breach. Therefore, in addition to all other remedies, Buyer shall be entitled to seek injunctive relief from any court having jurisdiction to restrain any violation (actual or threatened) of this Section 9.2. without the necessity of (a) proving monetary damages or the insufficiency thereof or (b) posting any bond in regard to any injunctive proceeding.

9.3       Non-Interference; Non-Disparagement. Neither Seller nor Shareholder shall take any action that is designed or intended to discourage any customer, supplier, vendor or trade creditor of the Business from maintaining a business relationship with Buyer following Closing that is substantially similar to that maintained with Seller prior to Closing, or otherwise intentionally harming or interfering with such relationship, nor shall any Party make any statement to any Third Party or otherwise in public that is intended to disparage any other Party, Buyer or the Business.

9.4       Enforceability. If any court, in any proceeding, shall refuse to enforce any provision of this Article 9 in whole or in part because the time limit, geographical scope or any other element thereof is deemed unreasonable in the jurisdiction of that court, it is expressly understood and agreed that the restrictions and covenants of this Article 9 shall not be void but, for the purpose of such proceeding, such time limit, geographical scope or other element shall be deemed to be reduced to the extent necessary to permit the enforcement of such provision to the maximum extent allowable in that particular jurisdiction. The foregoing, however, is not intended to and shall not in any way affect, invalidate or limit the remaining provisions of this Article 9 or affect, invalidate or limit the validity or enforceability of any provision of this Article 9 as written in any other jurisdiction at any time.

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9.5       Tolling. If any provisions of Article 9 are violated, then the applicable time limitations set forth in Sections 9.1 or 9.2 shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Buyer is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals thereof.

9.6       Breach by Affiliates. The Parties shall be severally liable for any breach of any of the restrictions or covenants contained in this Article 9 by any of their respective Affiliates.

ARTICLE 10
INDEMNIFICATION

10.1       Survival. The representations and warranties made in this Agreement shall survive the Closing for a period of twelve (12) months, except for (i) representations and warranties contained in Sections 5.1 (Organization and Qualification), 5.2 (Authority of Seller), 5.3 (Authority of Shareholder; Ownership of Seller), 5.4 (Related Parties), and 5.24 (Brokers and Finders) (the “Fundamental Representations”) and those contained in Sections 6.1 (Organization and Qualification), 6.2 (Authority) and 6.5 (Brokers and Finders), each of which shall survive the Closing indefinitely, (ii) representations and warranties contained in Sections 5.11 (Title and Adequacy of Acquired Assets; Tangible Personal Property), 5.18 (Intellectual Property), 5.23 (Improper Payments), each of which shall survive the Closing for a period of thirty-six (36) months, and (iii) representations and warranties contained in Sections 5.21 (Employee Benefit Plans) and 5.22 (Taxes) each of which shall survive the Closing for sixty (60) days following the expiration of the applicable statute of limitations (each as applicable, the “Survival Period”). Each covenant in this Agreement shall survive for the period stated in each such covenant, and if no period is specified, then such covenant shall survive the Closing indefinitely.

10.2       Agreement of Seller and Shareholder to Indemnify. Subject to the terms and conditions of this Article 10, Seller and Shareholder, jointly and severally, agree to indemnify, defend, and hold harmless Buyer Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Buyer Indemnitees by reason of, resulting from, based upon, or arising out of:

(a)	the breach of any representation or warranty of Seller or Shareholder contained in any Transaction Agreement, or in any certificate, schedule, or exhibit furnished by Seller or Shareholder in connection herewith or therewith;

(b)	the breach of any covenant or agreement of Seller or Shareholder contained in any Transaction Agreement;

(c)	the conduct of the Business and the ownership or use of the Acquired Assets prior to the Closing Date;

(d)	any Excluded Liability;

(e)	any Improper Payment;

(f)	any Taxes of Seller or Shareholder or otherwise relating to the Business prior to the Closing Date; and

(g)	any intentional misrepresentation or fraud.

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For purposes of (A) determining the existence of any breach of, or inaccuracy in, the representations and warranties made by Seller and Shareholder in this Agreement or in any Transaction Agreement or any breach of or non-fulfillment of any agreement or covenant in this Agreement or in any Transaction Agreement, and (B) calculating the amount of Losses incurred by any Buyer Indemnitee arising out of or resulting from any breach of a representation or warranty, covenant or agreement, references to a “Material Adverse Effect,” “material” or materiality (or other correlative terms) shall be disregarded (except, it is agreed and understood, that for the purposes of clause (A) of this sentence, the reference to “Material Adverse Effect” in Section 5.16 shall not be so disregarded).

10.3       Agreement of Buyer to Indemnify. Subject to the terms and conditions of this Article 10, Buyer agrees to indemnify, defend, and hold harmless Seller Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller Indemnitees by reason of, resulting from, based upon or arising out of:

(a)	the breach of any representation or warranty of Buyer contained in any Transaction Agreement or in any certificate, Schedule, or Exhibit furnished by Buyer in connection herewith or therewith;

(b)	the breach of any covenant or agreement of Buyer contained in any Transaction Agreement;

(c)	the conduct of the Business and the ownership or use of the Acquired Assets after the Closing Date;

(d)	any Assumed Liability; and

(e)	any intentional misrepresentation or fraud.

10.4       Procedures for Indemnification.

(a)	An Indemnification Claim (including as a result of a Third Party Claim) shall be made by the Indemnitee by delivery of a written notice to the Indemnitor, prior to the expiration of the applicable Survival Period, requesting indemnification and specifying the general basis on which indemnification is sought and the amount of asserted Losses (if known or reasonably estimable) and containing (by attachment or otherwise) such other material information as the Indemnitee shall have concerning such Indemnification Claim. An Indemnitee seeking indemnification pursuant to this Article 10 shall give notice as promptly as is reasonably practicable to the Indemnitor of the assertion of any claim, the incurrence of any Loss, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought, and shall promptly give the Indemnitor such additional information with respect thereto as the Indemnitor may reasonably request. The rights of the Indemnitee to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, such notice with respect thereto unless, and if so, only to the extent that, the delay results in the forfeiture by the Indemnitor of material rights and defenses otherwise available to the Indemnitor with respect to such Indemnification Claim. Notwithstanding the foregoing, the time limitations on the Indemnitee’s right to bring an Indemnification Claim set forth above shall not apply to Indemnification Claims relating to Losses that result from or arise out of intentional misrepresentation or fraud.

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(b)	If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 10.5 hereof shall be observed by the Indemnitee and the Indemnitor.

(c)	If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 10.4(d) hereof. If Indemnitor disputes its liability with respect to such Indemnification Claim, as provided above, then the Indemnitee and the Indemnitor shall attempt to resolve such dispute in good faith for a period of thirty (30) days from the date Indemnitee received notice of Indemnitor’s dispute of the Indemnification claim (such period is hereinafter referred to as the “Negotiation Period”). Upon the expiration of the Negotiation Period, if the Indemnitor and the Indemnitee have not agreed upon a resolution of the Indemnification Claim, the parties may take such legal action to which they may be entitled under this Agreement and applicable Law.

(d)	Upon a final determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee (either by mutual agreement or order of court of competent jurisdiction), the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds, within ten (10) days of the date such amount is finally determined.

10.5       Defense of Third Party Claims.

(a)	In the event of a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third Party Claim) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such Third Party Claim, and (ii) whether or not the Indemnitor irrevocably acknowledges its obligation to indemnify the Indemnitee with respect to such Third Party Claim pursuant to this Article 10 and will, at its sole cost and expense, defend the Indemnitee against such Third Party Claim.

(b)	In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it irrevocably acknowledges its obligation to indemnify the Indemnitee with respect to a Third Party Claim and will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion in such a manner as to minimize the risk of the Indemnitee becoming subject to Liability for any other significant matter, and if Indemnitor so elects to defend such claim, Indemnitor shall be conclusively liable for the amount of any Loss resulting from such Third Party Claim or defense. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense and under the employ of separate counsel. If in the reasonable opinion of the Indemnitee, (i) any such Third Party Claim or the litigation or resolution of any such Third Party Claim involves an issue or matter that could have an adverse effect on the value of the acquired Business or Acquired Assets or obligations under any Assumed Liability, including the administration of the Tax Returns of the Indemnitee or a dispute with a significant customer or supplier of the Business, (ii) the Indemnitor fails to provide the Indemnitee with evidence reasonably satisfactory to the Indemnitee that Indemnitor has the financial resources to properly defend against such Third Party Claim and fulfill its obligations hereunder, (iii) the claim involves an injunction or other equitable relief, (iv) the settlement of, or an adverse judgment with respect to, the claim may, in the good faith judgment of the Indemnitee, establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, or (v) the Indemnitor does not continue to conduct the defense of the claim in a reasonably active and diligent manner, then after notice and a 30 day cure period, the Indemnitee shall have the sole right to control the defense or settlement of such Third Party Claim and all of Indemnitee’s costs and expenses of assuming and prosecuting such defense shall be included as part of the indemnification obligation of the Indemnitor. If the Indemnitee should elect to exercise such right, (A) the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such Third Party Claim at its sole cost and expense, absent conflicts of interest or other potential adverse consequences to the defense of the claims as reasonably determined by the Indemnitee and under the employ of separate counsel and (B) no settlement of any damage claims in connection with such Third Party Claim shall be made without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed.

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(c)	The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such Third Party Claim.

10.6       Settlement of Third Party Claims. If the Indemnitor has assumed the defense of a Third Party Claim (a) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (b) the Indemnitor shall not, without the written consent of the Indemnitee, which consent may not be unreasonably withheld or delayed, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the Indemnitee.

10.7       Remedies of Buyer. Subject to the terms and conditions of this Article 10, any obligation of Seller or Shareholder resulting from this Article 10 may, at the option of Buyer, in any order or combination, be satisfied (a) by pursuing such Indemnification Claim directly against any Seller and/or any Shareholder on a joint or several basis; or (b) from the Indemnity Escrow Amount under the Escrow Agreement.

10.8       Investigation. The indemnification obligations set forth in this Article 10 shall not be affected by (a) any investigation made by or on behalf of any Party hereto or any knowledge such Party or its representatives may have, or (b) the results of any such investigation or knowledge.

10.9       Adjustment to Purchase Price. Any payment of an Indemnification Claim hereunder shall be accounted for as an adjustment to the Purchase Price.

10.10       Limitations on Indemnification. The indemnification provided for in Section 10.2 shall be subject to the following limitations:

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(a)	No individual Indemnification Claims for Losses less than $5,000 shall be eligible claims for indemnification hereunder;

(b)	No amounts shall be payable by Seller or Shareholder for any Indemnification Claims asserted under Section 10.2(a) unless and until such time as the amount of all Losses resulting from such Claims exceeds $100,000.00 in the aggregate (in which case Seller and Shareholder shall be liable for the full amount of all Losses incurred);

(c)	The aggregate amount of Losses payable by Seller and Shareholder for Indemnification Claims asserted under Section 10.2(a) shall be limited to $800,000; and

(d)	Notwithstanding the foregoing, Sections 10.10(a), 10.10(b) and 10.10(c) shall not apply to Indemnification Claims arising out of (i) the Fundamental Representations, (ii) Sections 5.22 (Taxes) or 5.21 (Employee Benefit Plans) or (iii) Indemnification Claims arising out of intentional misrepresentation or fraud.

ARTICLE 11
TERMINATION

11.1       Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)	by written agreement of the Parties;

(b)	by Buyer, if Buyer is not otherwise in breach of this Agreement, upon written notice to Seller, if one or more of the representations or warranties of Seller or Shareholder in Article 5 is inaccurate, or Seller has committed a breach of any provision of this Agreement, such that the conditions set forth in Section 4.1 cannot be satisfied;

(c)	by Seller, if Seller is not otherwise in breach of this Agreement, upon written notice to Buyer, if one or more of the representations or warranties of Buyer in Article 6 is inaccurate, or if Buyer has committed a breach of any provision of this Agreement, such that the conditions set forth set forth in Section 4.1 cannot be satisfied;

(d)	by either Party, upon written notice to the other, if the Closing has not been consummated on or prior to March 31, 2017 unless such failure of consummation is due to the failure of the Party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such Party; or

(e)	by either Party, upon written notice to the other Party, if a Governmental Authority has issued an Order enjoining or otherwise prohibiting the consummation of the Transaction, and such Order has become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this clause has complied in all material respects with its obligations hereunder.

11.2       Effect of Termination; Exclusive Remedy. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate. Prior to the Closing, the Parties’ sole and exclusive remedy for any claim arising out of or in connection with this Agreement shall be termination in accordance with this Article 11.

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ARTICLE 12
GENERAL PROVISIONS

12.1       Definitions. When used in this Agreement, the terms set forth below shall have the meanings ascribed to them in this Section 12.1, or elsewhere in this Agreement as indicated in this Section 12.1:

“Accounts Payable” means all accounts payable of Seller incurred prior to Closing in the ordinary course of business and any accrued expenses of Seller calculated in accordance with GAAP, but not including any Taxes payable or accrued.

“Accounts Receivable” means all accounts receivable, notes and notes receivable, trade receivables and other rights to payment from customers of the Business or Seller and other monies due for sales and deliveries of goods or performance of services by Seller and all claims, remedies or other rights related to any of the foregoing.

“Accrued Expenses” means the accrued expenses of Seller calculated in accordance with GAAP, including, but not limited to accrued payroll (including payroll taxes) owed by Seller.

“Accrued Paid Time-Off” is defined in Section 2.1(d).

“Acquired Assets” is defined in Section 1.1.

“Adjustment Statement” is defined in Section 3.3(b).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” is defined in the Preamble.

“Annual Financial Statements” is defined in Section 5.6.

“Assigned Contracts” is defined in Section 1.1(d).

“Assignment of Domain Names” is defined in Section 4.1(e)(iv).

“Assumed Liabilities” is defined in Section 2.1.

“Base Purchase Price” is defined in Section 3.1(a).

“Books and Records” means all existing data, Databases, books, records (except those books and records that constitute Excluded Assets), correspondence, business plans and projections, records of sales, customer and vendor lists, files, financial statements, papers, all manuals and printed instructions that relate to the Acquired Assets, phone numbers, facsimile numbers, email addresses, drawings, samples, devices, technical information, manufacturing or processing specifications, product codes, and results of research, each in whatever form or media, electronic, written, or otherwise.

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“Business” is defined in the Recitals.

“Business Day” means any weekday Monday through Friday, except nationally recognized banking holidays.

“Business Permits” is defined in Section 5.14.

“Buyer” is defined in the Preamble.

“Buyer Indemnitees” means Buyer and its Affiliates.

“Buyer’s Plan” is defined in Section 9.8(d).

“Closing” is defined in Article 4.

“Closing Certificate” is defined in Section 4.1(e)(x).

“Closing Date” is defined in Article 4.

“Closing Payment” is defined in Section 3.2(a).

“COBRA” is defined in Section 9.9.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company In-Licenses” is defined in Section 5.18(d).

“Company Out-Licenses” is defined in Section 5.18(c).

“Confidential Information” is defined in Section 9.1(a).

“Consent” means any consent, approval, authorization, clearance, license, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contingent Workers” is defined in Section 5.20(a).

“Contract” means any written or oral agreement, arrangement, authorization, promise, commitment, contract, indenture, instrument, document, lease, Permit, obligation, mortgage, plan, or understanding, of any kind or character to which Seller is a party or that is binding on Seller with respect to the Business or to which any of the Acquired Assets are subject, or pursuant to which Seller has the right to receive income with respect to the Business or any of the Acquired Assets.

“Contractors” is defined in Section 5.20(a).

“Corporate Records” means Seller’s original corporate formation and governance records, equity ownership record books, and such other records having to do with Seller’s organization or capitalization or other similar types of documentation.

“Customer Contracts” is defined in Section 5.12(a)(v).

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“Databases” means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor.

“Default” means any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disclosure Schedules” means any schedule accompanying this Agreement prepared by Seller, which schedules (i) include the information specified in this Agreement and exceptions to the representations and warranties of Seller and Shareholder, each of which is incorporated herein by reference as if a part hereof, and (ii) are to be updated/supplemented for accuracy as of the Closing Date.

“Employees” is defined in Section 5.20(a).

“Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), any specified fringe benefit plans as defined in Section 6039D of the Code, and any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, restricted stock, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, policy or arrangement, or employee loan, or any other similar employee benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), including any such plan maintained outside the jurisdiction of the United States and any trust, escrow or other agreement related thereto, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any direct or indirect actual or contingent Liability.

“Employee Payment Liabilities” is defined in Section 2.2(c).

“Employment Agreements” means those certain Employment and Restrictive Covenant Agreements to be executed simultaneously herewith between Buyer and each member of Seller Management, each in form and substance and containing such terms as are satisfactory to Buyer and to the respective employee party thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which together with another entity would be treated as a single employer under Code Section 414.

“Escrow Account” is defined in Section 3.2(b).

“Escrow Agent” means SunTrust Bank.

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“Escrow Agreement” means the escrow agreement entered into among Escrow Agent, Buyer and Seller as of the Closing Date, stipulating that the Escrow Amount is to be released twelve (12) months after the Closing Date, and otherwise setting forth the terms and conditions for holding and disbursing the NWC Escrow Amount and Indemnity Escrow Amount in the form and substance and containing such terms as are satisfactory to Buyer and to Seller.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section is defined in Section 1.2.

“Excluded Contracts” is defined in Section 1.2(a).

“Excluded Liabilities” is defined in Section 2.2.

“Excluded Seller Intellectual Property” is defined in Section 1.2(c).

“Final Net Working Capital” is defined in Section 3.3(d)(i).

“Final Offer” is defined in Section 3.3(c)(ii).

“Financial Statements” is defined in Section 5.6.

“Fundamental Representations” is defined in Section 10.1.

“GAAP” means generally accepted accounting principles as employed in the United Sates as of the Closing Date.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Improper Payment” is defined in Section 5.23.

“Improvements” means all buildings, structures, fixtures and other improvements, including, but not limited to construction in progress.

“Inactive Employees” is defined in Section 9.8(a).

“Indebtedness” means (a) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services, (b) all indebtedness created or arising under any Lien with respect to property or assets (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (d) all customer deposits and amounts collected from customers for the purchase and installation of equipment that has not been purchased and/or installed, (e) liabilities in respect of unfunded vested benefits under any Employee Benefit Plan, (f) all obligations owed pursuant to any interest rate hedging arrangement, (g) liabilities in respect of any Taxes due and payable, and (h) any intercompany or Related Party accounts payable; provided, however, that “Indebtedness” shall exclude ordinary course trade payables.

“Indemnification Claim” means a claim for indemnification under this Agreement.

“Indemnitee” means the Party or Parties seeking indemnification under this Agreement.

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“Indemnity Escrow Amount” means an amount equal to Eight Hundred Thousand Dollars ($800,000.00).

“Indemnitor” means the Party or Parties against whom indemnification is sought under this Agreement.

“Independent Accounting Firm” is defined in Section 3.3(c)(ii).

“Intellectual Property” means the tangible and intangible rights or interests and intellectual property rights evidenced by, embodied in, or associated with: (a) any idea, algorithm, design, concept, formula, specification, technique, methodology, process, invention, discovery or improvement, whether or not patentable, including all United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations-in-part, re-issues and re-examinations relating thereto; (b) any works of authorship or expression that includes but is not limited to Software and business plans, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any applications, registrations, renewals and extensions thereof; (c) any logos, trademarks, domain names, service marks, trade names and trade dress, whether or not registered, and all goodwill relating thereto; (d) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (e) in each case of the foregoing items (a) through (d), the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof; provided, however, that Intellectual Property shall not include any “off-the-shelf” or “shrink-wrap” software.

“Intellectual Property Assignment” is defined in Section 4.1(e)(iii).

“Interim Financial Statements” is defined in Section 5.6.

“Inventory” means all goods held for resale, finished goods, work-in-progress, spare parts and samples.

“IRS” means the Internal Revenue Service of the United States of America.

“Labor Claims” means claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement of a Governmental Authority, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Leased Real Property” is defined in Section 5.19(b).

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“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

“Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, except for Tax assessments or levies which are not yet due and payable, which exists as of the Closing Date.

“Litigation” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting Seller, the Business, the Acquired Assets, or the Transaction.

“Loss” means any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, damages (excluding punitive and exemplary damages, except to the extent recovered by a Third Party), Liabilities, costs, expenses (including  interest, penalties and reasonable attorneys’ fees and expenses, reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and reasonable consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a Third Party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means any circumstance, effect or change that could reasonably be expected to individually or in the aggregate with any other circumstances, change or effect, or be materially adverse to, the financial condition, results of operations, assets, liabilities or properties of Seller, or the Business or the Acquired Assets.

“Material Customers” is defined in Section 5.17(a).

“Material Suppliers” is defined in Section 5.17(a).

“Negotiation Period” is defined in Section 10.4(c).

“Net Working Capital” means the sum of (a) Inventory (net of reserves), Accounts Receivable (net of reserves) and Prepaid Expenses, minus (b) Accounts Payable, Accrued Expenses and any Liability for sales Taxes, each of the foregoing calculated as of the Closing Date in accordance with GAAP.

“Non-Assignable Asset” is defined in Section 8.1.

“Non-Assumable Liability” is defined in Section 8.1.

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“Notice Period” is defined in Section 10.5(a).

“NWC Escrow Amount” means an amount equal to One Hundred Thousand Dollars ($100,000.00).

“NWC Excess Amount” is defined in Section 3.3(d)(ii)(B).

“NWC Shortfall Amount” is defined in Section 3.3(d)(ii) (A).

“Objection Notice” is defined in Section 3.3(c)(i).

“Open Source Material” means any software code that is distributed as “free software,” “open source software” or under similar licensing or distribution terms that require licensees to disclose or otherwise make available the source code for any software incorporating or using such software or developed using such software, or to distribute or make available such software on terms specified in such license or agreement. Open Source Material includes without limitation software code that is licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Common Public License, Artistic License, BSD licenses, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

“OTC Software” is defined in Section 5.18(d).

“Party” means any party hereto and “Parties” means all parties listed on the signature pages hereto.

“Payoff Letters” is defined in Section 4.1(e)(xi).

“PEO” is defined in Section 9.8(a).

“Permit” means any approval, authorization, right, certificate, easement, filing, franchise, license, notice or permit to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Person” means a natural person or any legal, commercial or Regulatory entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Prepaid Expenses” means any prepayment of any expense or cost of Seller for benefits, supplies, or services to be received by Seller after the Closing Date, including any security deposits and prepaid charges.

“Proceeding” means any suit, action, administrative or other audit (other than regular audits of financial statements by outside auditors) proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting Seller or the Transaction.

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“Proprietary Software” is defined in Section 5.18(i).

“Purchase Price” is defined in Section 3.1.

“Registered Intellectual Property” means all Intellectual Property that are the subject of a pending application or an issued patent, trademark, copyright, or other similar registration formalizing exclusive rights and that are owned by, assignable to, or registered or currently applied for under the name of, Seller.

“Related Party” is defined in Section 5.4.

“Retained Records” is defined in Section 8.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller Bill of Sale” is defined in Section 4.1(e)(i).

“Seller Indemnitees” means Seller, Shareholder and any of their respective Affiliates.

“Seller Intellectual Property” is defined in Section 5.18(a).

“Seller Management” means Matthew Koch, David L. DeBroux and Kim Fowler.

“Seller’s Knowledge” means the actual knowledge of Matthew Koch, Jason Tienor, Jeff Sobieski, and Gene Muskrush after conducting a reasonably diligent inquiry, which an ordinarily prudent person would make under the circumstances.

“Seller’s Savings Plan” is defined in Section 9.8(c).

“Shareholder” is defined in the Preamble to this Agreement.

“Shareholder Bill of Sale” is defined in Section 4.1(e)(v).

“Shareholder Intellectual Property Assignment Agreement” is defined in Section 4.1(e)(ii).

“Software” means all software, software modules, computer programs, materials, tapes, disks, source and object codes, Databases, website content, including HTML documents, links, scripts, databases and schema, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto.

“Specified Employees” is defined in Section 8.8(a).

“Specified Material Customers” is defined in Section 5.18(k).

“Standard Contracts” is defined in Section 5.18(c).

“Survival Period” is defined in Section 10.1.

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“Tangible Personal Property” means all personal property and fixed assets, including vehicles, machinery, equipment, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, necessary parts and accessories, supplies, and other personal property, wherever located, whether owned or leased (pursuant to an Assigned Contract), and any and all assignable warranties of Third Parties with respect thereto.

“Target Net Working Capital” means $107,000.

“Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

“Territory” is defined in Section 9.2(a).

“Third Party” means any Person other than a Party.

“Third Party Claim” means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

“Transaction” means the transactions contemplated by this Agreement and by each of the Transaction Agreements.

“Transaction Agreements” means this Agreement and the other documents or agreements to be executed in connection with the Transaction, including, without limitation, the Seller Bill of Sale, Shareholder Bill of Sale, Shareholder Intellectual Property Assignment Agreement, Intellectual Property Assignment, Assignment of Domain Names, the Employment Agreements, and the Closing Certificate.

“Transfer Taxes” means any federal, state, county, local, or foreign excise, sales (including without limitation bulk sales), use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, if any, together with any interest in respect of such additions or penalties, imposed or required to be withheld by any Governmental Authority.

“Unpaid Indebtedness” means the amount of Indebtedness that remains unpaid at Closing.

“Vehicles” means all motor vehicles, trucks and all assignable warranties of Third Parties related thereto.

“Vendor Approval” means any written or verbal communication, arrangement or understanding, in each case whether or not binding on Seller or a customer of the Business, or any Contract between a customer of the Business and Seller (i) that provides Seller with the prior Consent of such customer to provide certain services of the Business to such customer or (ii) that places Seller on a pre-approved list as an eligible Person to provide certain services of the Business to such customer.

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“Work Order” means each open or unperformed work order, statement of work or purchase order pursuant to which Seller sells or licenses products to or performs services for any customer.

12.2       Fees and Expenses. Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the Transaction is consummated, Seller and Buyer each shall pay their respective fees and expenses in connection with the Transaction. Seller shall pay any fees and expenses in connection with the prepayment, release, satisfaction or removal of any Liens or the discharge and satisfaction of any Indebtedness of Seller as of the Closing.

12.3       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address as shall be specified in a notice given in accordance with this Section 12.3):

(a)	If to Buyer:

DCI-Design Communications LLC

6851 Jericho Turnpike, Suite 260

Syosset, NY 11791

Attn: Charbel Zreik

Email: czreik@dci-design.com

with a copy (which shall not constitute notice) to:

McDonald Hopkins LLC

600 Superior Avenue, E., Suite 2100

Cleveland, Ohio 44114

Attn: Michael J. Meaney

Email: mmeaney@mcdonaldhopkins.com

McDonald Hopkins LLC

600 Superior Avenue, E., Suite 2100

Cleveland, Ohio 44114

Attn: Christal Contini

Email: ccontini@mcdonaldhopkins.com

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(b)	If to Seller and Shareholder:

Telkonet, Inc.

20800 Swenson Drive, Suite 175

Waukesha, Wisconsin 53186

Attn.: Jason Tienor

Email: itienor@telkonet.com

with a copy (which shall not constitute notice) to:

Husch Blackwell LLP

555 East Wells Street, Suite 1900

Milwaukee, Wisconsin 53202

Attn.: Eric Lenzen

Email: Eric.Lenzen@huschblackwell.com

12.4       Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party hereto without the prior written consent of the other Party. Notwithstanding the foregoing, the Buyer may assign, without the consent of Seller, all or any part of this Agreement and all or any part of its rights and obligations hereunder to: (a) Affiliate of the Buyer; (b) any of the Buyer’s lenders; and (c) any Person which purchases from the Buyer substantially all of the Business as purchased by Buyer; in which event, Seller shall execute and deliver any documents reasonably requested by the assignee(s) in connection with such assignment, but no such assignment shall relieve the Buyer of any of its obligations hereunder. Any permitted assignee of this Agreement shall take such assignment subject to all rights, remedies and defenses the non-assigning Party could assert against the assignor and subject to all the liabilities and obligations of the assignor hereunder.

12.5       No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Buyer, Seller and Shareholder, and, in the case of Article 11 hereof, Buyer Indemnitees and Seller Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

12.6       Headings and Gender; Construction; Interpretation.

(a)	The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b)	Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c)	Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Buyer or Seller, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

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12.7       Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same Agreement, and shall become effective when all counterparts have been signed and delivered to the other Parties hereto. A facsimile, electronic or other copy of a signature shall be deemed to be an original.

12.8       Entire Agreement. This Agreement, the Disclosure Schedules, the exhibits and the other Transaction Agreements constitute the entire agreement among the Parties relating to the subject matter hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof.

12.9       Modification; Waiver. Neither this Agreement, nor any provision hereof, may be amended, changed, waived, discharged, supplemented, or terminated unless made in a written instrument signed by the Parties against whom enforcement of such amendment, charge, waiver, discharge, supplement or termination would apply. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

12.10       Governing Law and Jurisdiction. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the internal laws of the State of Delaware. The Parties agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. Any Litigation which relates to this Agreement or the Transaction shall be brought exclusively in the State or Federal Courts located in the State of Delaware and all objections to personal jurisdiction and venue in any such Litigation are hereby waived. The Parties waive personal service of any and all process and consent that all such service of process shall be made in the manner set forth in Section 12.3, and service so made shall be complete.

12.11       WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

12.12       Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the Transaction to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to be material, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party hereto has caused this Asset Purchase Agreement to be executed as of the day and year first above written.

BUYER:

DCI-DESIGN COMMUNICATIONS LLC

By: /s/ Charbel Zreik
Name: Charbel Zreik
Its: President

SELLER:

ETHOSTREAM LLC

By: /s/ Jason L. Tienor
Name: Jason L. Tienor
Its: Chief Executive Officer

SHAREHOLDER:

TELKONET, INC.

By: /s/ Jason L. Tienor
Name: Jason L. Tienor
Its: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

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EXHIBIT A

SELLER BILL OF SALE

EXHIBIT B

SHAREHOLDER INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENT

EXHIBIT D

ASSIGNMENT OF DOMAIN NAMES

EXHIBIT E

SHAREHOLDER BILL OF SALE

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